UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

☒	Filed by the Registrant	☐	Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Mueller Water Products, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which the transaction applies:
	(2)	Aggregate number of securities to which the transaction applies:
	(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of the transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Notice of 2020 Annual Meeting of Stockholders and Proxy Statement

MUELLER
Mueller Water Products

NOTICE OF ANNUAL MEETING

WHEN	WHERE	RECORD DATE
Wednesday, January 29, 2020; 10:00 A.M., Eastern Time	Peachtree Dunwoody Room, 3rd Floor, Building 500, Northpark Town Center, 1100 Abernathy Road, N.E., Atlanta, Georgia
Only our stockholders at the close of business on December 5, 2019, the record date for voting at the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

ITEMS OF BUSINESS

Board Recommendation
Proposal 1	To elect ten directors	FOR each director nominee
Proposal 2	To approve, on an advisory basis, the compensation of our named executive officers	FOR
Proposal 3	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2020	FOR
Stockholders will also transact any other business properly brought before the Annual Meeting and any reconvened or rescheduled meeting following any adjournments or postponements thereof.
We use Securities and Exchange Commission rules allowing issuers to furnish proxy materials to their stockholders over the Internet. A Notice of Internet Availability of Proxy Materials or this Proxy Statement will first be mailed to our stockholders on or about December 12, 2019. Please refer to the Notice of Internet Availability of Proxy Materials, proxy materials email or proxy card you received for information on how to vote your shares and to ensure your shares will be represented and voted at the Annual Meeting.
By Order of the Board of Directors.
STEVEN S. HEINRICHS
Corporate Secretary
Atlanta, Georgia
December 12, 2019

This Proxy Statement and our 2019 Annual Report are available at www.proxyvote.com (for beneficial stockholders) and www.edocumentview.com/mwa (for registered stockholders).

2019 PROXY STATEMENT 1

LETTER FROM OUR
BOARD OF DIRECTORS

DEAR FELLOW STOCKHOLDERS,
On behalf of the Board of Directors, thank you for your investment and trust. The Board is committed to exercising sound corporate governance, developing effective executive compensation programs and facilitating the long-term success of Mueller Water Products.
We are pleased with the Company’s performance this year. Led by our President and CEO, Scott Hall, the Company focused on strengthening the business with a disciplined focus on growth, a measured drive to develop advanced technologies and a reasoned approach to strategic investments and acquisitions.
Looking forward to the future, the Board plays a key role in the development of the Company's strategic initiatives. It works with a talented, innovation-focused management team that is driving the Company to develop new products that we believe will reshape the future of the industry. As it does so, the Company is in a transformational process, with a strong focus on introducing new technologies that will help water utilities and cities manage their infrastructure systems using data intelligence. At the same time, continuous improvement within our manufacturing facilities will remain a priority.
As a Board, we are committed to developing a compensation program that supports achievement of the Company's strategy. It has been structured to ensure that a significant portion of our executives’ total compensation is incentive/performance-based. You can learn more about our executive compensation program in the Compensation Discussion and Analysis section of this Statement.
As the Company continues to evolve, we have endeavored to recruit and maintain a Board with deep experience and diverse backgrounds. In the last year, we added two new directors, Dr. Christine Ortiz and Stephen C. Van Arsdell, each of whom brings a wealth of knowledge and experience that we believe will add fresh viewpoints to our Board going forward.
My fellow directors and I look forward to continuing to work on your behalf. I encourage you to review the accompanying Proxy Statement and associated materials prior to the Annual Meeting on January 29, 2020. We hope to see you there.
Yours truly,

MARK J. O'BRIEN
Non-Executive Chairman of the Board

2 MUELLER WATER PRODUCTS, INC.

PROXY SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting.
Company Overview
The Mueller Water Products story began in 1857 when a young machine shop apprentice immigrated to America to establish his first business in Decatur, Illinois. In the 160 years since, the Mueller name has become known for innovative water distribution products of superior quality, many of which have become industry standards.
Although the business has undergone many changes throughout the years, our commitment to innovation has never wavered. We are proud of our position as a leading manufacturer and marketer of products and services used in the transmission, distribution and measurement of water in North America and of our broad product and service portfolio found worldwide, which includes engineered valves, fire hydrants, pipe connection and repair products, metering products, leak detection and pipe condition assessment.
It is this breadth of products and services that makes it possible for us to deliver sustainable and efficient solutions that bridge the gap between intelligence and infrastructure, helping our customers deliver important water resources to their communities and empowering the smart cities of the future. We are one of the only companies that can fulfill the needs of water utilities from end to end – at the source, at the plant, below the ground, on the street and in the cloud. Built on a solid legacy of innovation, we have the expertise and vision to provide advanced infrastructure and technology solutions for transmitting, distributing, measuring and monitoring water more safely and effectively than ever before, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®.

To learn more visit www.muellerwaterproducts.com.
Notable Achievements in Fiscal 2019

We acquired Krausz Industries, a leader in pipe repair couplings, grips and clamps, to expand our product portfolio and geographic footprint.
We initiated plans to build a new state-of-the-art foundry in Decatur, Illinois.
We announced construction of a large casting foundry in Chattanooga, Tennessee to broaden our product lines, bring more jobs to Tennessee and increase our overall efficiency and capacity.
We established an innovation and technology center of excellence in Atlanta, Georgia to support our expansion into intelligent water infrastructure.
We implemented a "double trigger" with respect to equity award vesting upon a change-in-control.
Highlights of Fiscal 2019 Performance

Focused on Operational Efficiencies and Increased Stockholder Long-Term Value
We generated net sales of $968.0 million, operating income of $124.3 million (with adjusted operating income of $145.0 million), net cash from operations of $92.5 million and net income per diluted share of $0.40 (with adjusted net income per diluted share of $0.61).

Increased Dividend	Repurchased Shares
We increased our quarterly dividend per share by 5% to $0.0525 from $0.05 and returned $32 million to our stockholders through dividends in fiscal 2019.	We repurchased $10 million of our outstanding Common Stock during fiscal 2019.

2019 PROXY STATEMENT 3

PROXY SUMMARY

Proposal One
Election of Ten Directors
The Board recommends a vote FOR each nominee for director.
Director Nominees
Our directors are elected annually by the affirmative vote of a majority of the votes cast. All nominees are independent, except Mr. Hall, our President and CEO. The Board held 9 meetings in fiscal 2019 and each director attended at least 97% of the total number of meetings of the Board and committees of which he or she was a member.
The following table provides summary information about each director nominee. See “The Board of Directors” for more information about each nominee.

Name and Experience	Age	Director Since	Independent	Board Committees
Shirley C. Franklin Executive Chair of Purpose Built Communities, Inc.; former Mayor of Atlanta	74	2010
Scott Hall President and Chief Executive Officer of Mueller Water Products, Inc.	55	2017
Thomas J. Hansen Former Vice Chairman of Illinois Tool Works Inc.	70	2011
Jerry W. Kolb Former Vice Chairman of Deloitte LLP	83	2006
Mark J. O’Brien(1) Former Chairman and Chief Executive Officer of Walter Investment Management Corp.	76	2006
Christine Ortiz Morris Cohen Professor of Materials Science and Engineering at Massachusetts Institute of Technology	49	2019
Bernard G. Rethore Chairman Emeritus and former Chief Executive Officer of Flowserve Corporation	78	2006
Lydia W. Thomas Former President and Chief Executive Officer of Noblis, Inc.	75	2008
Michael T. Tokarz Chairman of Tokarz Group, LLC	70	2006
Stephen C. Van Arsdell Former Senior Partner of Deloitte LLP; Chairman and Chief Executive Officer of Deloitte & Touche LLP	69	2019

Chairperson	Member	A = Audit	E = EHS	X = Executive	G = Governance	C = Compensation
(1)Mr. O'Brien serves as our Non-Executive Chairman. See "Proposal One: Election of Ten Directors — Board Structure — Board Leadership Structure" for more information.
4 MUELLER WATER PRODUCTS, INC.

PROXY SUMMARY
2020 Board Snapshot

INDEPENDENCE	AGE	TENURE	DIVERSITY
1 Not independent	1 Under 50	3 0 to 5 years	3 Women

9 Independent	1 50 to 60	2 6 to 10 years	4 Underrepresented Minorities

	3 61 to 70	5 Over 10 years

5 Over 70

Stockholder Engagement
We value our stockholders’ perspectives and engage with stockholders through various activities.

Fiscal 2019 engagement included:
7 conferences, 7 roadshows
•Numerous investor meetings and calls to engage on a variety of topics such as:
•Expectations for key end markets including municipal and residential
•Impact of inflationary pressures, including tariffs
•Price and volume growth drivers
•Capital allocation strategy
•Impact of Krausz acquisition
•Impact of significant items such as the Aurora Tragedy and Walter Energy Accrual
•Our Annual Meeting
We value the stockholder feedback that we receive through our engagement activities.
Sustainability at Mueller Water Products
SUSTAINABILITY IS A PRIORITY
Mueller Water Products and its subsidiaries view sustainability as an integral business practice essential to our long-term viability. As an industry leader for over 160 years, we embrace our responsibilities to sustainability, social and environmental stewardship. We recognize that these responsibilities not only address our commitment to our employees and our plant sites, but also extend to our other stakeholders including our customers and communities. Our Board formed the Environment, Health and Safety Committee to oversee and guide our moves toward smart sustainability, making it a key consideration in our directors’ deliberations and informing their overall approach to risk oversight.
STRATEGIC PRIORITIES
•Safety and Employee Wellbeing
•We drive best practices development and benchmarking through the use of lean principles and our safety excellence and leadership program.
•We increase our focus on the prevention of all injuries, with an emphasis on serious injuries and fatalities.
•We utilize new technologies and data analytics to drive safety performance improvement.
•We promote and facilitate a high-performance, inclusive workplace.
2019 PROXY STATEMENT 5

PROXY SUMMARY
•Environmental Stewardship
•We optimize our energy, water and material usage, maintaining a close watch on key performance indicators.
•We engage our supply chain to improve packaging and freight efficiencies.
•We integrate sustainability key performance indicators into our facilities.
•We locate our facilities in areas with increased renewable energy sources.
•Product Impact
•We invest in the modernization of our facilities.
•We search for effective opportunities to upgrade to energy efficient equipment, utilize reusable material and implement cutting-edge technology.
•We work to standardize equipment and procedures across all of our facilities to promote consistent, efficient manufacturing processes.

Proposal Two
Advisory Resolution to Approve Executive Compensation
The Board recommends a vote FOR this proposal.
Framework of 2019 Compensation
The following table lists the primary elements of our compensation structure. Each element is targeted to be at or about the regressed 50th percentile (plus or minus 15%) for comparable positions in our Peer Group.

Pay Element	Salary	Bonus	RSUs	PRSUs
Who Receives		All NEOs

When Granted	Generally reviewed every 12 months	Annually	Annually	Annually
Form of Delivery	Cash		Equity

Type of Performance	Short-term emphasis			Long-term emphasis

Performance Period	Ongoing	1 year	Generally vest annually over 3 years	Vest at the end of 3-year award cycles
How Payout Determined	Predominantly tied to Peer Group data, with an element of Compensation Committee discretion	Predominantly formulaic (based on performance against goals), with an element of Compensation Committee discretion	Completion of required service period through each vesting date	Formulaic (based on performance against goals) for specific performance periods
Performance Measures	—	Mix of 90% financial results / 10% EHS-related operational goals	Value of delivered shares based on stock price on vesting dates	RONA achievement

6 MUELLER WATER PRODUCTS, INC.

PROXY SUMMARY

CEO TARGET COMPENSATION MIX(1)	OTHER NEOs TARGET COMPENSATION MIX(1)

(1)Excludes Other Compensation. See "Executive Compensation — Summary Compensation Table" for total compensation earned.

ANNUAL CASH INCENTIVE METRICS	PRSUs INCENTIVE METRICS

2019 Performance Highlights Related to Executive Compensation
The Compensation and Human Resources Committee established several performance metrics, including those set forth below, to assess and determine incentive plan compensation earned during fiscal 2019.

Company Results for Performance Evaluation Basis
	Adjusted Net Sales	Adjusted Operating Income	Adjusted Net Cash from Operations	Return on Net Assets (%)
	($ in millions)
2019	930.9	139.1	127.9	32.7
See “Proposal Two - Advisory Resolution to Approve Executive Compensation — Compensation Discussion and Analysis — Highlights of 2019 Performance Related to Executive Compensation” for more information and Exhibit A for a reconciliation of the non-GAAP financial measures used in determining executive compensation to GAAP financial results.
2019 PROXY STATEMENT 7

PROXY SUMMARY
Highlights of 2019 Executive Compensation
We design our executive compensation programs to target total compensation (and each principal element of compensation) for our NEOs at or about the regressed 50th percentile (plus or minus 15%) of our customized peer group. The principal elements of these compensation programs are base salary, annual performance-based cash bonus, and long-term incentive and performance-based equity compensation. Additionally, our NEOs are covered under our broad-based employee benefit plans.
We structure a significant portion of executives’ total compensation as incentive / performance-based compensation.
•We set clear and measurable financial goals for Company performance.
•We assess progress toward strategic priorities when evaluating individual performance.

CEO TOTAL TARGET COMPENSATION(1)	OTHER NEOs TOTAL TARGET COMPENSATION(1)

(1)Excludes Other Compensation. See "Executive Compensation — Summary Compensation Table" for total compensation as earned.
We paid performance-based compensation for fiscal 2019 that reflects Company performance.
•Our NEOs’ compensation was negatively affected by Company performance in relation to targets set for fiscal 2019.
•Annual cash bonuses earned by our NEOs were 55.7% of target.
•Long-term compensation was earned at 64.2% of target for fiscal 2019 based on our return on net assets.
We continue to maintain best practices for executive compensation.
•Our equity incentive plan prohibits the repricing or exchange of equity-based awards without stockholder approval.
•We prohibit hedging and pledging of our Common Stock by executives or directors.
•Our executives and directors are subject to stock ownership guidelines.
•We can “clawback” cash- or equity-based compensation paid to executives under certain circumstances.
•We do not provide excise tax gross-up benefits.
•We design our compensation programs to mitigate risk.
•We require a "double trigger" with respect to equity award vesting upon a change-in-control.
See “Proposal Two - Advisory Resolution to Approve Executive Compensation — Compensation Discussion and Analysis — Executive Compensation Program Overview”, “— Other Factors Considered by the Compensation Committee” and “— Other Compensation Practices and Policies” for more information regarding our compensation philosophy, structure and developments.

Proposal Three
Ratification of the Appointment of our Independent Registered Public Accounting Firm for Fiscal 2020
The Board recommends a vote FOR this proposal.
The Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements and internal control over financial reporting for the fiscal year ending September 30, 2020, subject to negotiation of definitive fee arrangements.

ELECTION OF DIRECTORS

Proposal One
Election of Ten Directors
The Board recommends a vote FOR each nominee for director.

The Board of Directors
The Nominating and Corporate Governance Committee (the “Governance Committee”) is responsible for identifying qualified candidates to serve on the Board and recommending nominees to be submitted to our stockholders for election at each annual meeting. After the Governance Committee completes its evaluation of candidates, it presents its recommendation to the Board for consideration and approval.
We strive to maintain a diverse Board whose collective body of skills and experience supports achievement of the Company’s strategy. We work to balance industry expertise with independence and the institutional knowledge of longer-tenured directors with the fresh perspectives brought by new directors. Focusing on our current and anticipated strategic and operating requirements and as part of our continued efforts to broaden our skill and diversity, the Board, per the recommendation of the Governance Committee, nominated Dr. Christine Ortiz for election at the January 2019 Annual Meeting and elected Stephen Van Arsdell to the Board in July 2019. With the addition of Dr. Ortiz and Mr. Van Arsdell, the size of the Board increased from eight members to ten.
The Governance Committee uses a matrix of key skills and experiences to evaluate candidates. The Governance Committee carefully reviews all directors and director candidates in light of these factors based on the context of the current and anticipated composition of the Board and our current and anticipated strategic and operating requirements. In reviewing a director candidate, the Governance Committee considers the following elements as qualifications required of all directors:

•Personal ethics and integrity •Independence	•Collaborative skills •Interpersonal skills	•Commitment •Business acumen
The Governance Committee does not expect or intend each director to have the same background, skills and experiences; instead, it expects the Board to be comprised of directors with diverse backgrounds, skills and experiences. Although the Board does not have a formal policy regarding diversity, diversity is among the criteria considered by the Board when evaluating candidates. Diversity may include gender, race, ethnicity, geographic origin/foreign citizenship or personal, educational and professional experience. The Governance Committee further believes the backgrounds and qualifications of the directors, considered as a group, should provide an appropriate mix of experience, knowledge and abilities that will enhance the Board’s oversight role.
2019 PROXY STATEMENT 11

ELECTION OF DIRECTORS
Set forth below is a summary of the key skills and experience reflected in our director nominees.

SKILLS & EXPERIENCE AND LINK TO STRATEGY
	Franklin	Hall	Hansen	Kolb	O’Brien	Ortiz	Rethore	Thomas	Tokarz	Van Arsdell
Executive Leadership/CEO	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Corporate Governance			✓	✓	✓		✓	✓	✓	✓
Financial/Capital Allocation	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Government and Regulatory Affairs	✓	✓			✓	✓	✓	✓	✓	✓
International Business		✓	✓	✓	✓	✓	✓	✓	✓	✓
Mergers and Acquisitions		✓	✓	✓	✓		✓	✓	✓	✓
Multiple-Part Manufacturing		✓	✓			✓	✓		✓
Strategic Planning	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Enterprise Risk Management		✓		✓		✓	✓	✓		✓
Environment, Health and Safety	✓	✓				✓	✓	✓
Technology/Systems		✓		✓		✓		✓
Materials Science and Engineering						✓
Branding	✓	✓	✓		✓	✓	✓	✓
After evaluating each director and the composition of the full Board, the Governance Committee has recommended each director for election. If elected, each of the ten individuals nominated for election to the Board will hold office until the 2021 Annual Meeting of Stockholders and until his or her successor is elected and qualified. Each nominee has agreed to serve as a director if elected. However, if for some unforeseen reason a nominee becomes unwilling or unable to serve, proxies will be voted for a substitute nominee selected by the Board. In lieu of designating a substitute nominee, the Board, in its discretion, may reduce the number of directors.
12 MUELLER WATER PRODUCTS, INC.

ELECTION OF DIRECTORS
Information about the nominees, including information concerning their qualifications for office, is set forth below:

Age: 74 Director since: 2010 Board committees:	Shirley C. Franklin

Background
Ms. Franklin serves as Executive Chair of the board of directors of Purpose Built Communities, Inc., a national non-profit organization that works to transform struggling neighborhoods into sustainable communities. She also serves as Co-Chair of the Atlanta Regional Commission on Homelessness and as Chair of the board of directors of the National Center for Civil and Human Rights. From 2002 to 2010, Ms. Franklin served as mayor of Atlanta, Georgia. She earned a Bachelor of Science degree in sociology from Howard University and a Master’s degree in sociology from the University of Pennsylvania.
Key Experiences
The Board considered Ms. Franklin’s record of civic involvement and significant executive management experience, which has spanned three decades. In addition, during her service as mayor of Atlanta, Ms. Franklin worked to rebuild the city’s water infrastructure.

Other public company boards within the last five years: Delta Air Lines, Inc.

Age: 55 Director since: 2017 Board committees:	J. Scott Hall

Background
Mr. Hall has served as our President and Chief Executive Officer since January 2017. He served as President and CEO of Textron’s Industrial segment from December 2009 until January 2017. Mr. Hall joined Textron in 2001 as president of Tempo, a multi-facility roll-up of communication test equipment. He was named president of Greenlee in 2003 when Tempo became part of the Greenlee business unit. Prior to joining Textron, Mr. Hall had several leadership roles at General Cable, a leading manufacturer of wire and cable. Mr. Hall ran General Cable’s Canadian businesses before taking over responsibility for General Cable’s Global Communications business. Mr. Hall earned his Bachelor of Commerce degree from Memorial University of Newfoundland and his MBA from the University of Western Ontario Ivey School of Business.
Key Experiences
The Board considered Mr. Hall’s commercial experience and business leadership skills gained from his past and current positions in management.

Chairperson	Member	A = Audit	E = EHS	X = Executive	G = Governance	C = Compensation

2019 PROXY STATEMENT 13

ELECTION OF DIRECTORS

Age: 70 Director since: 2011 Board committees:	Thomas J. Hansen

Background
Until 2012, Mr. Hansen served as Vice Chairman of Illinois Tool Works Inc. (“ITW”), a manufacturer of fasteners and components, consumable systems and a variety of specialty products and equipment. He joined ITW in 1980 as a sales and marketing manager of the Shakeproof Industrial Products businesses. From 1998 to 2006, Mr. Hansen served as Executive Vice President of ITW. He earned a Bachelor of Science degree in marketing from Northern Illinois University and a Master of Business Administration degree from Governors State University.
Key Experiences
The Board considered Mr. Hansen’s experience as a senior executive of a large diversified industrial manufacturing company that faces many of the same economic, social and governance issues we face.

Other public company boards within the last five years: Standex International Corporation, Terex Corporation

Age: 83 Director since: 2006 Board committees:	Jerry W. Kolb

Background
From 1986 to 1998, Mr. Kolb served as a Vice Chairman of Deloitte LLP, a registered public accounting firm. He is a certified public accountant. Mr. Kolb earned a Bachelor of Science degree in accountancy, with highest honors, from the University of Illinois and a Master of Business Administration degree from DePaul University.
Key Experiences
The Board considered Mr. Kolb’s broad perspective in accounting and financial reporting matters and his extensive experience in audit, finance and compensation matters and in executive management based on his 41-year career with Deloitte.

Other public company boards within the last five years: Walter Energy, Inc.

Chairperson	Member	A = Audit	E = EHS	X = Executive	G = Governance	C = Compensation

14 MUELLER WATER PRODUCTS, INC.

ELECTION OF DIRECTORS

Age: 76 Director since: 2006 Board committees:	Mark J. O’Brien

Background
Mr. O’Brien serves as our Non-Executive Chairman. He served as Chairman of Walter Investment Management Corp. (formerly Walter Industries’ Homes Business), a mortgage portfolio owner and mortgage originator and servicer, from 2009 through December 2015, and he served as its Chief Executive Officer from 2009 to October 2015. Mr. O’Brien has served as President and Chief Executive Officer of Brier Patch Capital and Management, Inc., a real estate management and investment firm, since 2004. He served in various executive capacities at Pulte Homes, Inc., a home building company, for 21 years, retiring as President and Chief Executive Officer in 2003. Mr. O’Brien earned a Bachelor of Arts degree in history from the University of Miami.
Key Experiences
The Board considered Mr. O’Brien’s knowledge of capital markets, municipal finance and the homebuilding and real estate sectors of the economy.

and ex officio member of all other standing committees Other public company boards within the last five years: Walter Investment Management Corp.

Age: 49 Director since: 2019 Board committees:	Christine Ortiz

Background
Dr. Ortiz is the Morris Cohen Professor of Materials Science and Engineering at the Massachusetts Institute of Technology. The author of more than 180 scholarly publications, she has supervised research projects across multiple academic disciplines, received 30 national and international honors, including the Presidential Early Career Award in Science and Engineering awarded to her by President George W. Bush, and served as the Dean for Graduate Education at MIT from 2010 to 2016. She is also the founder of an innovative, nonprofit, post-secondary educational institution, Station1. Dr. Ortiz earned a B.S. from Rensselaer Polytechnic Institute and an M.S. and Ph.D. from Cornell University, all in the field of materials science and engineering.
Key Experiences
The Board considered Dr. Ortiz’s background as a dean, a social entrepreneur and a distinguished scientist and engineer whose research focuses on multi-scale mechanics of structural materials, materials design, nanotechnology, additive manufacturing, and computational materials.

Chairperson	Member	A = Audit	E = EHS	X = Executive	G = Governance	C = Compensation

2019 PROXY STATEMENT 15

ELECTION OF DIRECTORS

Age: 78 Director since: 2006 Board committees:	Bernard G. Rethore

Background
Mr. Rethore has served as Chairman Emeritus of Flowserve Corporation, a manufacturer of pumps, valves, seals and components, since 2000. From January 2000 to April 2000, he served as Flowserve’s Chairman. Mr. Rethore had previously served as its Chairman, President and Chief Executive Officer. In 2008, Mr. Rethore was honored by the Outstanding Directors Exchange as an Outstanding Director of the Year, and in 2012, he was designated a Board Leadership Fellow by the National Association of Corporate Directors. He earned a Bachelor of Arts degree in Economics (Honors) from Yale University and a Master of Business Administration degree from the Wharton School of the University of Pennsylvania, where he was a Joseph P. Wharton Scholar and Fellow.
Key Experiences
The Board considered Mr. Rethore’s more than 30 years of experience at senior executive level positions with public manufacturing companies and his service on the boards of multiple public companies, as a member and chair of their executive, audit, compensation, environment, health and safety, governance and special committees. His extensive management and board experience make him a valuable contributor to the Board on matters involving business strategy, capital allocation, merger and acquisition opportunities and corporate governance.

Other public company boards within the last five years: Dover Corp., Walter Energy, Inc., Belden, Inc.

Age: 75 Director since: 2008 Board committees:	Lydia W. Thomas

Background
Dr. Thomas served as President and Chief Executive Officer of Noblis, Inc., a public interest scientific research, technology and strategy company, from 1996 to 2007. She was previously with The MITRE Corporation, Center for Environment, Resources and Space, serving as Senior Vice President and General Manager from 1992 to 1996, Vice President from 1989 to 1992 and Technical Director from 1982 to 1989. In 2013, she was honored by the Outstanding Directors Exchange as an Outstanding Director of the Year. Dr. Thomas is also a member of the Council on Foreign Relations. She earned a Bachelor of Science degree in zoology from Howard University, a Master of Science degree in microbiology from American University and a Doctor of Philosophy degree in cytology from Howard University.
Key Experiences
The Board considered Dr. Thomas’ extensive experience at senior executive level positions and particular expertise related to information technology and environment, health and safety matters.

Other public company boards: Washington Mutual Investors Fund Other public company boards within the last five years: Cabot Corporation

Chairperson	Member	A = Audit	E = EHS	X = Executive	G = Governance	C = Compensation

16 MUELLER WATER PRODUCTS, INC.

ELECTION OF DIRECTORS

Age: 70 Director since: 2006 Board committees:	Michael T. Tokarz

Background
Since 2002, Mr. Tokarz has served as a member of the Tokarz Group, LLC, an investment company. From 1996 until 2002, Mr. Tokarz served as a member of the limited liability company that serves as the general partner of Kohlberg Kravis Roberts & Co. L.P., a private equity company. In 2007, he was honored by the Outstanding Directors Exchange as an Outstanding Director of the Year. He earned a Bachelor of Arts degree in economics with high distinction and a Master of Business Administration degree in finance from the University of Illinois.
Key Experiences
The Board considered Mr. Tokarz’s knowledge and experience in banking and finance, his entrepreneurial and business leadership skills, his more than 20 years of board experience with publicly traded companies and his corporate governance training.

Other public company boards:
MVC Capital, Inc. (Chairman)
Other public company boards within the last five years:
Walter Energy, Inc., Dakota Growers Pasta Company, IDEX Corporation, CNO Financial Group, Inc., Walter Investment Management Corp.

Age: 69 Director since: 2019 Board committees:	Stephen C. Van Arsdell

Background
Mr. Van Arsdell is a former senior partner of Deloitte LLP, where he served as Chairman and Chief Executive Officer of Deloitte & Touche LLP from 2010-2012 and as Deputy Chief Executive Officer from 2009-2010. He also served as a member of Deloitte’s Board from 2003-2009. During this time, he held the position of Vice-Chairman of the Board and served on and chaired various committees thereof, including the Audit and Finance Committee. He is currently a member of the Dean’s Advisory Council for the Gies College of Business at the University of Illinois and a member of the Board of Directors and a past Chair of the University of Illinois Alumni Alliance. He also currently serves on the Board of Trustees of The Morton Arboretum, for which he is the Treasurer and Chair of the Finance Committee, and is a past chair of the Board of Trustees of The Conservation Foundation. Mr. Van Arsdell earned both a Bachelor of Science and a Masters of Accounting Science degree in Accounting from the University of Illinois in 1972 and 1973, respectively, where he was a James Scholar. He is a certified public accountant.
Key Experiences
The Board considered Mr. Van Arsdell’s extensive background in audit and finance together with his expertise in accounting, risk management and corporate governance.

Other public company boards: First Midwest Bancorp, Inc.

Chairperson	Member	A = Audit	E = EHS	X = Executive	G = Governance	C = Compensation

2019 PROXY STATEMENT 17

ELECTION OF DIRECTORS
Board Refreshment/Board Succession Planning
The Board believes that thoughtful refreshment is necessary to ensure that the Board remains aligned with the needs of the Company as it evolves. To that end, the Governance Committee regularly assesses director succession and board refreshment, with a focus on maintaining an optimal mix of institutional knowledge, industry expertise and fresh insight among its directors.
In addition to increasing Board diversity, the Board’s refreshment efforts over the past three years have resulted in an average director tenure of 9 years, which is significantly lower than the average director tenure of other S&P 500 companies (2019 U.S. Spencer Stuart Board Index).
While the Board believes that tenure and age are important considerations in assessing Board composition, it also believes that the institutional knowledge and industry expertise contributed by its longer-tenured directors are of significant value to the Company and its current strategic direction. For this reason, the Board does not make membership decisions based solely on either metric.
Of equal importance is the varied perspective that new Board members bring. Two new directors were added to the Board this year — their addition reflects the Board’s strong commitment to diversity across multiple dimensions including technical and financial skills, expertise and career background as well as personal traits such as age, gender and ethnicity.
Board Composition
The Board continues to identify and incorporate directors with diverse experiences and perspectives to provide the Company with thoughtful and engaged board oversight. The Board is currently composed of ten directors. Each of our director nominees is independent, except Mr. Hall, our President and CEO. As demonstrated by the following key metrics, the Board actively seeks highly qualified women, individuals from underrepresented minorities and those with a wealth of diverse skills and talents to join the Board.

9 of our 10 directors are independent, including the Chairman	10 of our 10 directors have Executive Leadership/CEO experience
3 of our 10 directors are women	4 of our 10 directors are from underrepresented minorities
7 of our 10 directors have Corporate Governance experience

18 MUELLER WATER PRODUCTS, INC.

ELECTION OF DIRECTORS
Director Nomination Process

In discharging its responsibility related to director nominations, the Governance Committee receives input from other directors and, if applicable, an independent professional search firm. It also considers and evaluates candidates recommended by stockholders, as described below. The Governance Committee utilizes the same criteria to evaluate all candidates, regardless of who recommends the candidate.
The Governance Committee’s evaluation includes a reference and background check, as well as interviews and discussions about the candidate’s qualifications, availability and commitment. The Chair of the Governance Committee interviews each qualified candidate and selects candidates to be interviewed by other members of the Governance Committee. The Governance Committee reviews the results of all interviews and makes a recommendation to the full Board with respect to nominating a candidate for election to the Board. The Board expects all candidates recommended to the full Board to have received the approval of all members of the Governance Committee.
In evaluating candidates, the Governance Committee considers a variety of qualifications, experience, attributes and skills, and recognizes that a diversity of knowledge, viewpoints and experience can enhance the Board’s effectiveness. Accordingly, as part of its candidate evaluation, the Governance Committee considers how the candidate’s background, qualifications, experience, attributes and skills may enhance the quality of the Board’s deliberations and decisions.
Nomination Process At-a-Glance 1 Establish Candidate Pool 2 Conduct Reference and Background Check 3 Interview 4 Recommend

2019 PROXY STATEMENT 19

ELECTION OF DIRECTORS
Set forth below is a summary of the key skills and experience necessary for the Board as a whole. See “Proposal One - Election of Ten Directors — The Board of Directors” for information concerning each nominee’s relevant skills and experience.

Skill/Experience	Relevance to Mueller Water Products

Executive Leadership/CEO experience. Experience serving in top management positions is important since these directors bring perspective in analyzing, shaping and overseeing strategy and the execution of important operational and policy issues at a senior level.

Corporate Governance expertise. Directors who have corporate governance experience can assist the Board in fulfilling its responsibilities related to the oversight of our legal, environmental and regulatory compliance.

Financial/Capital Allocation expertise. Knowledge of financial markets, financing and funding operations, accounting and financial reporting processes is important since it assists our directors in understanding, advising and overseeing our capital structure, financing and investing activities, financial reporting and internal control of these activities.

Government and Regulatory Affairs expertise. Directors who have served in government positions or who have worked extensively with governments, environmental or regulatory bodies can provide oversight of compliance with rules and regulations and insight into working constructively with government, environmental and regulatory bodies.

International Business experience. Since we manufacture and sell certain of our products outside the United States, directors with global expertise can provide a useful business and cultural perspective regarding significant aspects of our businesses.

Mergers and Acquisitions experience. Since we have a strategy of selectively pursuing potential acquisitions, directors who have a background in M&A transactions can provide useful insight into developing and implementing strategies for growing our businesses through combination with other organizations.

Multiple-part Manufacturing and Operations experience. Experience in manufacturing is useful in understanding our research and development efforts, product engineering, design and manufacturing, operations, products and the market segments in which we compete.

Strategic Planning expertise. We operate in competitive markets and our businesses are subject to a wide variety of risks. Directors who have strategic planning experience can assist the Board in adopting policies and procedures responsive to the risks we face.

Enterprise Risk Management experience. In light of the potential financial and reputational damage that can occur when companies fail to oversee compliance and properly manage risk, it is increasingly important to include directors with extensive enterprise risk management experience .

Environment, Health and Safety expertise. We are committed to responsible environmental stewardship and rigorous health and safety oversight. We believe directors with EHS experience can help drive strong environment, health and safety performance not only at the most strategic level but also throughout the organization.

Technology/Systems experience. Directors with backgrounds in engineering disciplines, computer science, software development and cyber security are increasingly important in light of our strategic focus on manufacturing and product technologies.

Materials Science and Engineering experience. Directors with a background in these areas are important to our understanding of how metals, nanomaterials and other substances meet the electrical, chemical or mechanical requirements of our products.

Branding expertise. Directors who have worked to define and maintain perceptions of the nature and focus of an enterprise, specifically during transformative change, can be an invaluable asset.

Director Candidate Recommendations
A stockholder who wishes to submit a director candidate for consideration by the Governance Committee must do so by writing our Corporate Secretary and including the candidate’s biographical data. See “Questions About Voting and the Annual Meeting.”
Board Tenure Policy
The Board believes that an appropriate mix of tenured directors and newer directors with fresh perspectives is necessary to ensure a vital and effective Board. Since January 2017, the Board has appointed three new directors, advancing both
20 MUELLER WATER PRODUCTS, INC.

ELECTION OF DIRECTORS
the skill set and experience profile of the Board while simultaneously increasing its diversity. Complementing this strategy of refreshment and enhancement is a commitment to making the most of our longer-tenured directors’ experience and intricate knowledge of the Company’s operations. While the Board believes that age and tenure are important considerations in assessing Board composition, it also believes the best interests of the Company are served by being able to take advantage of all available talent and that a significant degree of continuity year-over-year is beneficial to stockholders. For this reason, the Board does not have absolute limits regarding age of directors or the length of time that a director may serve but considers these aspects among several factors in re-nomination decisions.
The Board’s Role and Responsibilities
Overview
Our Board of Directors is responsible for overseeing the business affairs of the Company, including regularly monitoring the effectiveness of management’s implementation of strategy, policy, risk mitigation tactics and other decisions. As the Company continues to grow and transform, the Board not only guides management, but also assists in reacting to changing environments. The Board receives regular updates and engages actively with the management team regarding key strategic initiatives, technology trends, competitive and economic changes and other important developments and is also involved in strategic planning and review each year. Combined with management’s execution of our business strategy, the Board’s oversight promotes the creation of long-term stockholder value, with a focus on assessing both the potential opportunities available to us and the risks that we might encounter.
Board Risk Oversight
While the Board maintains oversight responsibility for how we manage risk, it charges management with assessing and mitigating that risk through the development, implementation and maintenance of the Company's risk management processes and cyber security program. As a result, our internal control environment has been specifically designed to identify and manage risks and to facilitate communication with the Board. Our internal audit department, which reports to the Audit Committee, administers our enterprise risk assessment and, in coordination with our legal and compliance functions, is responsible for ongoing enterprise risk management processes. It also regularly reports to the Board and its committees on risk-related issues as a complement to our strategic planning process. Additionally, the Audit Committee consults with management regarding cyber security initiatives and requests that management report to the Audit Committee and/or the full Board regularly on its assessment not only of cyber security, but also of the operational, financial and accounting, competitive, reputational and legal risks to the Company. The Board also considers specific risk topics and receives regular reports from the heads of our principal businesses and corporate functions that include discussion of the risks and exposures inherent in their respective areas of responsibility.
The Board executes its risk oversight function both as a whole and through delegation to its committees, specifically:

Audit Committee
•Oversees risk management related to accounting and financial reporting, the audit process, internal control over financial reporting and disclosure controls and procedures
•Oversees the internal audit function
•Monitors legal and compliance issues and active matters
•Reviews cyber and data security matters, including our risk mitigation initiatives

Compensation and Human Resources Committee
•Oversees risk management related to the risks and rewards associated with our compensation policies and practices
•Oversees management development and succession planning across senior positions

Environment, Health and Safety Committee •Oversees risk management related to risks directly related to the environment, health and safety areas	Nominating and Corporate Governance Committee •Oversees risk management related to governance structure and processes and risks arising from related person transactions

Management Succession Planning
Management conducts annual talent reviews. During these reviews, the executive leadership team discusses succession plans for key positions and identifies top talent for development needed in future leadership roles. The Board of Directors maintains a succession and contingency plan for the CEO position.
2019 PROXY STATEMENT 21

ELECTION OF DIRECTORS
Corporate Governance Policies and Materials
Our Code of Business Conduct and Ethics (the “Code of Conduct”) applies to all of our employees and directors. We also make available an ethics helpline that employees and others may use to anonymously report suspected violations of the Code of Conduct. We will disclose promptly any amendments to, or waivers from, provisions of the Code of Conduct on our website at www.muellerwaterproducts.com, as may be required under applicable rules.
Listed below are some of the Board policies and other materials relating to our corporate governance that are available on our website. We will also provide copies of any of these policies and materials without charge upon written request to our Corporate Secretary at Mueller Water Products, Inc., 1200 Abernathy Road, N.E., Suite 1200, Atlanta, Georgia 30328. The information on our website is not a part of this Proxy Statement.

•Corporate Governance Guidelines	•Board Committee Charters	•Bylaws
•Code of Business Conduct and Ethics	•Certificate of Incorporation	•Stock Ownership Guidelines

Stockholder Engagement
We believe that strong corporate governance should include regular engagement with our stockholders to enable us to understand and respond to stockholder concerns. Understanding the issues important to our stockholders is critical to ensuring that we address their concerns in a meaningful and effective way. In 2019, management and the Board, as appropriate, continued to reinforce our commitment to building long-term relationships with our stockholders. As part of our engagement program, we visit representatives of many of our top institutional stockholders to solicit feedback on performance, strategy, vision, risk management and other matters. We strive to be responsive to our stockholders and are committed to continued engagement.
Board Structure
Board Leadership Structure
Our governance documents provide the Board with the flexibility to select the appropriate leadership structure for the Company, and the Board believes separating the roles of Chairman and Chief Executive Officer is in the best interest of the Company and its stockholders. Mr. O’Brien serves as our Non-Executive Chairman, and Mr. Hall serves as our President and Chief Executive Officer.
Under our Bylaws, the Chairman presides over meetings of the Board and of stockholders, while the Chief Executive Officer has general and active management of our property, business and affairs, subject to the supervision and oversight of the Board.
The Board believes this structure facilitates decisive and effective leadership and, when combined with our other governance policies and procedures, provides appropriate opportunities for oversight, discussion and evaluation of decisions and direction by the Board.
Director Independence
The Governance Committee and the Board annually assess the outside affiliations of each director to determine if these affiliations could cause a potential conflict of interest or interfere with the director’s independence. The Company's Corporate Governance Guidelines (the “Guidelines”) set forth the categorical standards of independence for the Board. To be considered “independent” for purposes of the director qualification standards:
•The director must meet bright-line independence standards under NYSE listing standards; and
•The Board must affirmatively determine the director otherwise has no material relationship with us directly or as an officer, stockholder or partner of an organization that has a relationship with us. See the Guidelines on our website www.muellerwaterproducts.com for more detail.
Each of our directors, other than our CEO, is independent pursuant to our director qualification standards and each member of the Audit Committee, the Compensation Committee and the Governance Committee is independent in accordance with NYSE listing standards.
•No member of those committees receives compensation from us other than directors’ fees and no member is an affiliated person of ours (other than by virtue of his or her directorship).
22 MUELLER WATER PRODUCTS, INC.

ELECTION OF DIRECTORS
•All members of the Audit Committee meet the additional standards for audit committee members of publicly traded companies required by the Sarbanes-Oxley Act of 2002.
•All members of the Compensation Committee qualify as “non-employee directors” as defined in Rule 16b-3 under the Exchange Act and meet the independence requirements of NYSE listing standards and additional standards applicable to “outside directors” under Section 162(m) of the Internal Revenue Code.
Executive Sessions
Our non-employee directors meet at least quarterly in executive sessions at which only non-employee directors are present. Our Non-Executive Chairman presides at these sessions.
Board Committee Information
The Board has four standing committees: the Audit Committee, the Compensation and Human Resources Committee (“Compensation Committee”), the Governance Committee and the Environment, Health and Safety Committee (“EHS Committee”). An additional committee, the Executive Committee, meets only as needed. Each standing committee member satisfies both the NYSE’s and our definitions of an independent director, and the Board has determined that all Audit Committee members are “financially literate” under NYSE listing standards and qualify as “audit committee financial experts” within the meaning of the rules and regulations of the SEC.
Each standing committee meets periodically throughout the year, reports its actions and recommendations to the Board, receives reports from management and annually evaluates its performance. Additional information about the committees is provided below. In addition to the Executive Committee, Mr. O'Brien is an ex officio member of all other standing committees. See the committee charters on our website at www.muellerwaterproducts.com for more detail.

Audit Committee
CURRENT MEMBERS Kolb (Chair) Hansen Rethore Van Arsdell
•Oversees the integrity of our financial reporting statements, financial reporting activities and accounting policies and procedures.
•Selects and oversees the independent registered public accounting firm, approves its services (including both audit and non-audit services) and fees, and evaluates its performance. In its evaluation, the Audit Committee considers the firm’s reputation for independence and integrity, the qualifications and performance of the firm’s personnel and the effectiveness of the firm’s communications, the appropriateness of fees and Public Company Accounting Oversight Board reports on the firm and its peers.
•Selects and reviews and evaluates the lead partner of the audit engagement team.
•Reviews the scope and results of the independent registered public accounting firm’s audits.
•Reviews the scope of the internal audit function, internal audit plans, internal audit reports and corrective actions taken in response to internal audit findings. Evaluates the performance of the internal audit function.
•Oversees our internal accounting systems and related internal control over financial reporting, as well as our financial risk management profile.
•Oversees our legal compliance and ethics programs and the Code of Conduct.
•Reviews cyber and data security matters, including our risk mitigation initiatives.

13 meetings in fiscal 2019

Compensation and Human Resources Committee
CURRENT MEMBERS Tokarz (Chair) Franklin Kolb
•Reviews, approves and administers our executive compensation and equity-based plans.
•Reviews and approves goals and objectives for compensation of our CEO, evaluates performance in relation to these goals and objectives, and determines and approves the compensation of our CEO.
•Reviews and approves the compensation of all executive officers.
•Reviews and recommends the compensation of non-employee directors.
•Reviews and approves stock ownership requirements for officers and directors.
•Oversees an annual risk assessment process related to compensation programs.
•Reviews succession planning across senior positions.

6 meetings in fiscal 2019

2019 PROXY STATEMENT 23

ELECTION OF DIRECTORS

Environment, Health and Safety Committee
CURRENT MEMBERS Thomas (Chair) Franklin Hansen Ortiz
•Reviews policies and procedures related to compliance with laws, regulations and rules pertaining to the environment, health and safety.
•Monitors compliance with health, safety and environmental policies, programs and practices.
•Encourages activities and initiatives that demonstrate sound environmental stewardship.
•Reviews scope of internal and independent environmental, health and safety audits and assessments.
•Reviews results of internal compliance reviews and remediation projects.
•Supports the Board’s responsibilities relating to diversity, sustainability, and corporate social responsibility.
•Reviews the Company’s environmental, health and safety performance and related initiatives.

4 meetings in fiscal 2019

Nominating and Corporate Governance Committee
CURRENT MEMBERS Rethore (Chair) Kolb Thomas Tokarz
•Establishes criteria for and qualifications of persons suitable for nomination as directors and reports recommendations to Board.
•Selects and recommends director candidates to be considered for election.
•Develops and annually reviews the Governance Guidelines.
•Oversees the annual Board and committee evaluation process.
•Makes recommendations to the Board related to committee structure and membership.
•Advises the Board regarding corporate governance matters.
•Monitors the orientation and continuing education programs for directors.

7 meetings in fiscal 2019

Executive Committee
CURRENT MEMBERS Hall (Chair) Kolb O’Brien Rethore Tokarz	•Exercises interim powers delegated to it when a matter requires expeditious Board action or when it would not be practical for the full Board to meet.
0 meetings in fiscal 2019

Board Practices, Processes and Policies
History of Commitment to Good Governance Practices
The Board has always followed a principled framework in carrying out its oversight responsibilities related to the business of the Company. The Board is committed to good corporate governance practices and a sound governance structure that promotes the interests of all stockholders. While the underlying guiding principles of the Board remain consistent, the implementation of these principles continues to be flexible and evolve in response to ever-changing business, legal and social environments.

24 MUELLER WATER PRODUCTS, INC.

ELECTION OF DIRECTORS
Director Attendance

The Board held 9 meetings in fiscal 2019 and each director attended at least 97% of the total number of meetings of the Board and its committees of which he or she was a member in fiscal 2019. Each current director also attended the 2019 Annual Meeting of Stockholders.
Fiscal 2019 Board/Committee meeting attendance

Director, Board and Committee Evaluations
Each year, the Guidelines require the Board to conduct an evaluation of its own performance. Additionally, our committee charters require each of our committees to conduct an annual performance evaluation. The Governance Committee is responsible for overseeing the annual assessment process on behalf of the Board and its committees. Throughout the evaluation process, the Governance Committee solicits comments from directors to ensure that the Board and its committees are functioning effectively. The Governance Committee reviews comments from each director to assess directors’ contributions to the Board, evaluates the Board’s contributions to the Company and identifies areas for improvement in the Board’s performance. The Governance Committee discusses its findings with the Board annually regarding ways in which the Board and its committees can improve their key functions.
Director Orientation and Continuing Education
The Company’s Guidelines establish recommendations for director onboarding and continued education. All new members of the Board participate in the Company’s new director orientation program, including corporate document and policy reviews, management meetings and site visits. As newly elected directors, Dr. Ortiz and Mr. Van Arsdell attended the orientation program to learn about the Company’s business and board processes. In addition, during the July Board meeting, directors participate in an in-depth review of the strategy of the Company and have the opportunity to meet with senior management and obtain insights into the business. All directors are encouraged to participate in continuing education programs, with any associated expenses reimbursed by the Company, to stay current and knowledgeable about the Company’s industry, market and overall environment. Such orientation and continuing education programs are overseen by the Governance Committee.
Corporate Governance Guidelines
Our Board is committed to establishing and maintaining strong corporate governance practices that reflect high standards of ethics and integrity and promote long-term stockholder value.
To that end, our Bylaws provide that our directors must be elected by the affirmative vote of a majority of the votes cast at the Annual Meeting. Additionally, the Guidelines provide that an incumbent director who fails to receive a majority of the votes cast must tender an irrevocable offer of resignation to the Board. The Board will then consider a number of factors in determining whether to accept or reject the resignation, including the director’s contributions to the Company and the reasons he or she did not obtain the requisite stockholder vote.
Our corporate governance structure and processes are set forth in our key governance documents, including the Guidelines. The Guidelines govern the operation of the Board and its committees and guide the Board and its committees in the execution of their respective responsibilities. The Governance Committee reviews the Guidelines at least annually, and the Board updates the Guidelines periodically in response to changing regulatory requirements, evolving practices and otherwise as circumstances warrant.

2019 PROXY STATEMENT 25

ELECTION OF DIRECTORS
Because we believe an important aspect of achieving a strong and effective corporate governance structure is to encourage an open dialogue with our stockholders, we have reviewed our policies and procedures in light of the suggestions set forth in the Commonsense Principles. Accordingly, highlighted below are the key areas of our corporate governance practices that we believe align with the Commonsense Principles.

Board Composition and Leadership	✓	Our Board is led by an independent Non-Executive Chairman who is not our CEO
	✓	Each of our director nominees, other than our CEO, is independent
	✓	Our directors have complementary and diverse skills sets, backgrounds and experiences and are continually educated on our industry
	✓	Our Board size promotes an open dialogue among directors
Director Elections	✓	We use a majority voting standard in uncontested director elections, and require incumbent directors who fail to receive a majority of the votes cast to tender their resignation
	✓	Directors are elected on an annual basis
Board Committee Structure	✓	We have a well-developed committee structure with clearly understood responsibilities
	✓	Each member of our standing committees is independent
Director Effectiveness	✓	Our Board, committees and directors conduct regular self and peer evaluations, led by our Governance Committee, to assess effectiveness and areas for improvement
Director Responsibilities	✓	Each of our directors has input into the setting of the Board agenda
	✓	Each of our directors has unfettered access to management, and committees have the authority to retain independent advisors
	✓	Our Board frequently meets in executive session without the CEO or other members of management
	✓	Our Board focuses on significant risks and seeks the proper calibration of risk and reward while focusing on the longer-term interests of our stockholders
Director Compensation	✓	We pay a substantial portion of non-employee director compensation in equity grants

Related Person Transactions
The Governance Committee administers a written Related Person Transaction Policy that applies to any transaction or series of transactions in which we are a participant, the amount involved exceeds or may be expected to exceed $120,000 and a related person has a direct or indirect material interest. Under the policy, our Chief Legal Officer determines whether a transaction meets the requirements of a related person transaction requiring review by the Governance Committee. Transactions that fall within this definition will be referred to the Governance Committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the Governance Committee will decide whether or not to approve the transaction and will approve only those transactions that are in our best interest. In addition, the Board has delegated to the Chair of the Governance Committee the authority to pre-approve or ratify any transaction with a related person in which the aggregate amount involved is expected to be less than $500,000.
Communicating with the Board
Stockholders and other interested parties may communicate with any of our directors, including our Non-Executive Chairman and the Chairs of our committees, or our independent directors as a group, on Board-related issues by writing in care of our Corporate Secretary at our principal executive office address: 1200 Abernathy Road, N.E., Suite 1200, Atlanta, Georgia 30328. Stockholders and other interested persons may also communicate with directors by sending an email message to boardofdirectors@muellerwp.com, or with the Audit Committee by sending an email message to auditcommittee@muellerwp.com. These procedures may change from time to time. Please visit our website at www.muellerwaterproducts.com for the most current means of contacting our directors.

26 MUELLER WATER PRODUCTS, INC.

ELECTION OF DIRECTORS
Director Compensation
The Compensation Committee is responsible for reviewing and considering any revisions to director compensation. With the assistance of its independent compensation consultant, the Compensation Committee reviews director compensation and compares it to director compensation paid by other companies in the peer group described under “Compensation Discussion and Analysis — Executive Compensation Program Overview — Peer Group Benchmarking and Total Compensation.”
The Board reviews the Compensation Committee’s recommendations and determines the final structure and amounts of director compensation. The Board has determined compensation for non-employee directors should comprise a mix of cash and equity-based awards consistent with the mix and form of payment implemented by other companies in our peer group. In addition to utilizing an overall compensation structure consistent with market practice, the Board believes the interests of directors are aligned with the interests of other stockholders by linking a significant portion of director compensation to Common Stock performance. Under our stock ownership guidelines, directors are required to hold at least 50% of the Common Stock acquired through equity-based awards until they own Common Stock equal in market value to at least five times their annual retainer. See “Compensation Discussion and Analysis — Other Compensation Practices and Policies — Stock Ownership Guidelines” for more information.
Annual Retainer
Each non-employee director received an annual retainer of $55,000 for fiscal 2019. In addition, the Chairs of the Audit Committee and Compensation Committee each received $15,000, while the Chairs of the Governance Committee and EHS Committee each received $7,500. Our Non-Executive Chairman received $75,000 for serving in this capacity. The annual retainers and Chair fees are paid quarterly. The annual retainer and Committee Chair amounts have not increased since 2010.
Meeting Fees
Each non-employee director received $1,500 for each Board or committee meeting attended during fiscal 2019, except that our Non-Executive Chairman, who is an ex officio member of each standing committee of the Board, receives no Committee meeting fees. Meeting fees are paid promptly after the conclusion of each meeting. The current meeting fee amount has not increased since 2006.
Equity-Based Awards
Our Second Amended and Restated 2006 Stock Incentive Plan (the “2006 Stock Plan”) provides that, on the date of each annual meeting of stockholders, we will grant equity-based awards with an economic value determined by the Compensation Committee to each non-employee director who is re-elected to the Board and has served as a director for at least six months. In addition, the 2006 Stock Plan provides that each director will receive an initial equity-based grant on the date on which he or she commences service as a director, the economic value and terms of which will be as determined by the Compensation Committee. The number of units equivalent to the economic value of those awards is calculated by the Compensation Committee’s compensation consultant. See “Compensation Discussion and Analysis — Other Compensation Practices and Policies — Role of Compensation Consultant in Compensation Decisions.”
On January 23, 2019, each non-employee director, with the exception of Dr. Ortiz and Mr. Van Arsdell, received equity-based awards in the form of 9,625 restricted stock units (“RSUs”). On January 24, 2019, Dr. Ortiz received an initial grant of 9,544 RSUs upon her election to the Board in accordance with the 2006 Stock Plan. On July 16, 2019, Mr. Van Arsdell received an initial grant of 4,648 RSUs, which amount was prorated as of his date of election, in accordance with the 2006 Stock Plan. These RSUs will vest for directors remaining in continuous service through the first anniversary of the grant date, although the Compensation Committee may waive this minimum service requirement.
Travel Expenses
We reimburse directors for their travel and related expenses in connection with attending Board and committee meetings and related activities.

2019 PROXY STATEMENT 27

ELECTION OF DIRECTORS
Director Compensation Summary
The following table shows fiscal 2019 compensation for our non-employee directors.

DIRECTOR COMPENSATION TABLE

	Fees Earned or Paid in Cash ($)			Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Name	Annual Retainer ($)(1)	Meeting Fees ($)	Total ($)
Shirley C. Franklin	55,000	31,500	86,500	89,994	—	176,494
Thomas J. Hansen	55,000	42,000	97,000	89,994	—	186,994
Jerry W. Kolb	70,000	49,500	119,500	89,994	—	209,494
Mark J. O’Brien	130,000	13,500	143,500	89,994	—	233,494
Christine Ortiz(3)	37,889	15,000	52,889	90,000	—	142,889
Bernard G. Rethore	62,500	42,000	104,500	89,994	—	194,494
Lydia W. Thomas	62,500	33,000	95,500	89,994	—	185,494
Michael T. Tokarz(4)	70,000	30,000	100,000	89,994	32,585	222,579
Stephen C. Van Arsdell(3)	11,658	9,000	20,658	44,993	—	65,651
(1)Includes fees earned as Chair of a committee or as Non-Executive Chairman.
(2)Reflects the grant date fair value of the RSUs granted during fiscal 2019 computed in accordance with the stock-based compensation accounting rules described in Note 11 of our fiscal 2019 consolidated financial statements, which are included in the 2019 Annual Report. For all non-employee directors that were retirement-eligible at the grant date, the related expense is recognized over one year from the date of grant.
(3)Dr. Ortiz's and Mr. Van Arsdell’s annual retainers and Mr. Van Arsdell’s stock awards were prorated as of the applicable date of election.
(4)Mr. Tokarz deferred the receipt of all director compensation fees earned in fiscal 2019 into 10,044 stock equivalent shares of Common Stock. “All Other Compensation” represents amounts accrued on identical terms to dividends paid on Common Stock equal to the accumulated stock equivalent share balance. See “— Deferred Compensation” for more information.
The following table shows information related to option awards and stock awards made to our non-employee directors that were outstanding at September 30, 2019.

	Option Awards		Stock Awards
	Number of Securities Underlying Options (#)		Number of Shares or Units of Stock That Have Not Vested (#)
	Exercisable	Unexercisable
Shirley C. Franklin	65,796	—	9,625
Thomas J. Hansen	58,999	—	9,625
Jerry W. Kolb	55,084	—	9,625
Mark J. O’Brien	70,178	—	9,625
Christine Ortiz	—	—	9,544
Bernard G. Rethore	33,025	—	9,625
Lydia W. Thomas	70,178	—	9,625
Michael T. Tokarz	70,178	—	9,625
Stephen C. Van Arsdell	—	—	4,648

Deferred Compensation
The Board adopted the Mueller Water Products, Inc. Directors’ Deferred Fee Plan, as amended, under which non-employee directors may elect to defer all or a portion of their directors’ fees. We make deferred payments in January of the year determined by the non-employee director pursuant to an election filed with our Corporate Secretary. The payments may be made in any calendar year not earlier than the year in which the participant has his or her 72nd birthday or the year of the participant’s termination of his or her services as a director, with the payment made in cash in one, five, ten or fifteen annual installments as determined by the participating director in his or her election form. During fiscal 2019, Mr. Tokarz was the only non-employee director who participated in this plan. Mr. Tokarz’s deferred payments are maintained in a stock equivalent account.
28 MUELLER WATER PRODUCTS, INC.

EXECUTIVE COMPENSATION

Proposal Two
Advisory Resolution to Approve Executive Compensation
The Board recommends a vote FOR this proposal.
We provide our stockholders with the annual opportunity to cast an advisory vote to approve the compensation of our named executive officers. The vote on this proposal represents an additional means by which we obtain feedback from our stockholders about executive compensation. Our Compensation Committee sets executive compensation.
The overall objective of our executive compensation program is to encourage and reward the creation of sustainable, long-term stockholder value. To meet this objective, the Compensation Committee has designed compensation plans for our executive officers that target total compensation at or about the regressed 50th percentile (plus or minus 15%) of our customized peer group. A significant portion of our executives’ overall compensation is structured as incentive compensation. For fiscal 2019, incentive compensation represented approximately 75% of our current CEO’s total target compensation (excluding Other Compensation), and an average of 60% of the total target compensation (excluding Other Compensation) of the other named executive officers. We believe an emphasis on both short-term and long-term incentive compensation aligns executives’ and stockholders’ interests. Further, despite strong operating results in fiscal 2019 and year-over-year increases in net sales, operating income and net cash from operations, the performance-based cash incentive compensation only paid out at 55.7% of target, which illustrates rigorous and meaningful targets and highlights the Committee's pay-for-performance philosophy.
We encourage our stockholders to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation policies and procedures implement our compensation philosophy. The Board and the Compensation Committee believe these policies and procedures are strongly aligned with the long-term interests of our stockholders and are effective in implementing our compensation philosophy and in achieving our strategic goals.
Accordingly, we ask for stockholder approval of the following resolution:
RESOLVED, that the stockholders of Mueller Water Products, Inc. approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in the Company’s proxy statement for the 2020 annual meeting of stockholders.
At last year’s annual meeting of stockholders, approximately 97% of votes cast were in support of the compensation of our named executive officers. The Compensation Committee will once again consider the result of this year’s vote, as well as other communications from stockholders relating to our compensation practices, and take them into account in future determinations concerning our executive compensation program. See “Compensation Discussion and Analysis — Highlights of 2019 Executive Compensation.”

2019 PROXY STATEMENT 29

EXECUTIVE COMPENSATION
Compensation Committee Interlocks and Insider Participation
During fiscal 2019, none of the members of the Compensation Committee (comprised of Shirley C. Franklin, Jerry W. Kolb and Michael T. Tokarz) was a former or current officer or employee of Mueller Water Products, Inc. or any of its subsidiaries or had any relationships requiring disclosure as a related person transaction. None of our executive officers serves or has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board or its Compensation Committee during fiscal 2019.
Compensation Discussion and Analysis
This Compensation Discussion and Analysis is intended to provide our stockholders with information about our fiscal 2019 compensation program for the following executive officers (collectively, “named executive officers” or “NEOs”):

Scott Hall President and Chief Executive Officer	Marietta Edmunds Zakas Executive Vice President and Chief Financial Officer	Steven S. Heinrichs Executive Vice President, Chief Legal and Compliance Officer and Secretary	Gregory S. Rogowski Executive Vice President, Business Development	William Cofield Senior Vice President, Operations and Supply Chain

Notable Achievements in Fiscal 2019

We acquired Krausz Industries, a leader in pipe repair couplings, grips and clamps, to expand our product portfolio and geographic footprint.
We initiated plans to build a new state-of-the-art foundry in Decatur, Illinois.
We announced construction of a large casting foundry in Chattanooga, Tennessee to broaden our product lines, bring more jobs to Tennessee and increase our overall efficiency and capacity.
We established an innovation and technology center of excellence in Atlanta, Georgia to support our expansion into intelligent water infrastructure.
We implemented a "double trigger" with respect to equity award vesting upon a change-in-control.

Highlights of Fiscal 2019 Performance

Focused on Operational Efficiencies and Increased Stockholder Long-Term Value

We generated net sales of $968.0 million, operating income of $124.3 million (with adjusted operating income of $145.0 million), net cash from operations of $92.5 million and net income per diluted share of $0.40 (with adjusted net income per diluted share of $0.61).

Increased Dividend	Repurchased Shares

We increased our quarterly dividend per share by 5% to $0.0525 from $0.05 and returned $32 million to our stockholders through dividends in fiscal 2019.	We repurchased $10 million of our outstanding Common Stock during fiscal 2019.

30 MUELLER WATER PRODUCTS, INC.

EXECUTIVE COMPENSATION
Highlights of 2019 Performance Related to Executive Compensation
The Compensation Committee used several financial and performance elements (including those set forth below) to assess and determine incentive plan compensation earned during fiscal 2019. See Exhibit A for a reconciliation of the following non-GAAP financial measures used in determining executive compensation to GAAP financial results.

Company Results for Performance Evaluation Basis
	Adjusted Net Sales(1)	Adjusted Operating Income(2)	Adjusted Net Cash from Operations(3)	Return on Net Assets(4) (%)
	($ in millions)
2019	930.9	139.1	127.9	32.7
(1)Defined for this purpose as net sales to exclude the effects of the Krausz acquisition.
(2)Defined for this purpose as operating income adjusted to exclude significant unusual charges and the effects of the Krausz acquisition.
(3)Defined for this purpose as cash flow from operations excluding cash paid for income taxes, net of refunds, and the effects of the Krausz acquisition.
(4)Defined for this purpose as the after-tax quotient obtained by dividing performance evaluation basis adjusted operating income plus amortization of capitalized software and intangible assets by the quarterly average of the sum of working capital, excluding cash, debt and accrued interest and other items plus property, plant and equipment.
Highlights of 2019 Executive Compensation
We design our executive officer compensation programs to target total compensation at or about the regressed 50th percentile (plus or minus 15%) for comparable executive positions at companies in our peer group. The principal elements of our compensation program for executives are base salary, annual performance-based cash bonus, long-term incentive equity compensation and broad-based benefit programs.

We tie our executives' compensation to Company performance.

For fiscal 2019, 55% of our CEO’s total target compensation, and an average of 45% of the total target compensation of our other NEOs, could only be earned by meeting performance goals.	PERFORMANCE-BASED TOTAL TARGET COMPENSATION(1)

(1)Excludes Other Compensation. See "Executive Compensation — Summary Compensation Table" for total compensation as earned.
•Our NEOs’ compensation was negatively affected by Company performance in relation to targets set for fiscal 2019.
•Annual cash bonuses earned by our NEOs (excluding Mr. Hall) for fiscal 2019 ranged from $81,601 to $195,117 compared with $338,173 to $450,401 (excluding Messrs. Heinrichs and Cofield due to their tenure or status with the Company) last year.
•Long-term, performance-based compensation was paid or credited at 64.2% of target for fiscal 2019 because Company performance on the “return on net assets” financial measure was below the target level.

We structure performance-based compensation to pay for performance.
We set clear and measurable financial goals for Company performance. In evaluating individual performance, we assess progress toward strategic priorities.

2019 PROXY STATEMENT 31

EXECUTIVE COMPENSATION

We consider stockholder feedback on executive compensation.

At our 2018 and 2019 annual meetings of stockholders, approximately 94% and 97%, respectively, of the votes cast supported the advisory vote on executive compensation. We carefully consider feedback from our stockholders regarding executive compensation.
“SAY-ON-PAY” SUPPORT

•Based on strong stockholder support expressed for our executive compensation programs, the Compensation Committee applied a consistent pay-for-performance philosophy in structuring executive compensation for fiscal 2019.
•Stockholders are invited to express their views or concerns on executive compensation directly to the Chair of the Compensation Committee in the manner described under “Corporate Governance — Communicating with the Board.”

We utilize best practices for executive compensation.

✓	WE DO	✗	WE DON’T
✓	Use incentives to substantially link NEO pay to company performance	✗	Re-price or exchange equity-based awards
✓	Require executives and directors to maintain significant stock ownership levels	✗	Permit hedging or pledging of Common Stock by directors or executives
✓	Maintain a compensation clawback policy	✗	Pay dividends on unvested equity-based incentives
✓	Require a double trigger for equity award vesting upon a change-in-control	✗	Provide excise tax gross-up benefits

Executive Compensation Program Overview
Guiding Principles
The Compensation Committee has identified the following guiding principles in overseeing the compensation program for our executives:

Competitiveness
Compensation programs should be designed to target at the regressed 50th percentile, plus or minus 15%, of total compensation for comparable executive positions at a customized peer group.

Pay for Performance
Where compensation for an executive is tied to the achievement of financial and strategic goals, actual results that exceed target levels should provide above-target payouts, and results that do not exceed threshold levels should not provide payouts.

Responsibility
A significant portion of an executive’s overall compensation should be tied to the achievement of financial performance goals. The portion of an executive’s target total compensation that is incentive based should increase as an executive’s responsibilities increase.

Stockholder Alignment
Executives’ interests are more directly aligned with stockholders’ interests when compensation programs:
•Emphasize both short- and long-term financial performance;
•Are significantly impacted by the value of Common Stock; and
•Require meaningful Common Stock ownership.

32 MUELLER WATER PRODUCTS, INC.

EXECUTIVE COMPENSATION
Peer Group Benchmarking and Total Compensation
Each year, the Compensation Committee’s compensation consultant collects peer group compensation data and prepares an executive benchmarking study using a market regression analysis to size-adjust the market data for our net sales size as a whole. The Compensation Committee, with input from its independent compensation consultant, reviews the prior year peer group. This review focuses on companies that have a primary manufacturing component to their businesses, have similar organizational structures and are publicly traded or otherwise file financial statements with the SEC. We believe the resulting peer group provides a valid and appropriate comparison for the Company’s executive compensation program and governance practices. For fiscal 2019, the Compensation Committee did not make any changes to the previous year’s group. The peer group for fiscal 2019 (“Peer Group”) consisted of the companies listed below.

Fiscal 2019 Peer Group		The Compensation Committee targets total compensation at the regressed 50th percentile of the Peer Group, plus or minus 15%
Armstrong World Industries, Inc.	Hillenbrand, Inc.
Badger Meter, Inc.	IDEX Corporation
Chart Industries	Itron, Inc.
Circor International Inc.	Mueller Industries, Inc.
Crane Co.	Quanex Building Products Corporation
EnPro Industries, Inc.	Rexnord Corp.
Franklin Electric Co.	SPX Flow
Graco Inc.	Valmont Industries, Inc.
Harsco Corp.	Watts Water Technologies, Inc.
The Compensation Committee regularly reviews the target total compensation of each executive and compares it to the total compensation for comparable executive positions in the Peer Group. The Compensation Committee targets total compensation at the regressed 50th percentile of the Peer Group, plus or minus 15% (“targeted 50th percentile range”), subject to individual adjustments based on experience, length of service, individual performance and other factors deemed appropriate by the Compensation Committee.
Compensation Elements
The following table lists our primary elements of compensation. Each element is targeted at or about the regressed 50th percentile for comparable positions in the Peer Group.

Pay Element	Salary	Bonus	RSUs	PRSUs
Who Receives		All NEOs

When Granted	Generally reviewed every 12 months	Annually	Annually	Annually
Form of Delivery	Cash		Equity

Type of Performance	Short-term emphasis			Long-term emphasis

Performance Period	Ongoing	1 year	Generally vest annually over 3 years	Vest at the end of 3-year award cycles
How Payout Determined	Predominantly tied to Peer Group data, with an element of Compensation Committee discretion	Predominantly formulaic (based on performance against goals), with an element of Compensation Committee discretion	Completion of required service period through each vesting date	Formulaic (based on performance against goals) for specific performance periods
Performance Measures	—	Mix of 90% financial results / 10% EHS-related operational goals	Value of delivered shares based on stock price on vesting dates	RONA achievement

2019 PROXY STATEMENT 33

EXECUTIVE COMPENSATION
Salary
The Compensation Committee regularly compares the salary of each executive to the regressed 50th percentile of comparable executives in the Peer Group and uses that benchmark as a guide. Salaries for the NEOs are adjusted, as appropriate, annually on February 1, 2019. The Compensation Committee approved the following salaries for our NEOs in fiscal 2019.

Name	Annual Salary Rate at September 30, 2019 ($)	Annual Salary Rate at September 30, 2018 ($)	Salary Increase (%)
Scott Hall	795,675	772,500	3.0
Marietta Edmunds Zakas	414,000	400,000	3.5
Steven S. Heinrichs	422,500	415,000	1.8	(1)
Gregory S. Rogowski	470,900	459,400	2.5
William Cofield	297,000	285,000	4.2
(1)Mr. Heinrichs was hired on August 8, 2018, and his salary increase was prorated commensurate with time of service.
Annual Cash Incentive Awards
The annual cash incentive plan rewards our named executive officers for achieving key financial metrics, which drive our operating results and enhance stockholder value. The Compensation Committee targets annual cash incentive compensation for each executive at the regressed 50th percentile of comparable executives in the Peer Group. Based on actual achieved performance against performance goals, each NEO may earn between 0% and 200% of his or her annual cash target opportunity. For fiscal 2019, the Compensation Committee selected two types of performance metrics: (i) financial goals (weighted 90%) and (ii) EHS-related performance metrics (weighted 10%). The financial goals related to adjusted operating income, adjusted net cash from operations and adjusted net sales. The Compensation Committee selected these financial metrics to encourage our NEOs to focus on generating income from continuing operations and enhancing long-term stockholder value. The EHS-related performance metric was tied to reductions in total recordable incidence rates and key performance indicators for sustainability and specific activities identified as leading indicators. The Compensation Committee selected these metrics because they promote, drive and support the Company’s EHS initiatives and performance. All financial performance goals were set with minimum (or threshold), target and maximum objectives for each goal as described in the “Performance Targets and Results” table below.

PERFORMANCE TARGETS AND RESULTS

	Weight (% of Target Bonus)	Results Required to Achieve Bonus ($ in millions, except for percentages)			Actual 2019 Payout Factor (% of Target Bonus) unweighted	Weighted Aggregate Actual % of Target 55.7%
Metric		Threshold (50%)	Target (100%)	Maximum (200%)
Adjusted Operating Income	45%				83.2%
Adjusted Cash Flow from Operations	25%				0.0%
Adjusted Net Sales	20%				66.3%
EHS	10%				50.0%

34 MUELLER WATER PRODUCTS, INC.

EXECUTIVE COMPENSATION
FISCAL 2019 ANNUAL CASH INCENTIVE AWARDS
Based on actual performance against the performance goals as set forth above, each NEO earned 55.7% of his or her annual cash target opportunity for fiscal 2019. The table below shows each NEO’s annual cash target opportunity and the amount of the annual cash bonuses paid to each NEO.

	At Target Performance		At Actual Performance
Name	% of Salary	Amount ($)	% of Target	Amount ($)
Scott Hall	100%	787,950	55.7%	438,889
Marietta Edmunds Zakas	70%	286,533	55.7%	159,599
Steven S. Heinrichs	60%	252,000	55.7%	140,364
Gregory S. Rogowski	75%	350,300	55.7%	195,117
William Cofield	50%	146,500	55.7%	81,601

Long-Term Equity-Based Compensation
The long-term incentive program aligns the interest of our NEOs with those of our stockholders and awards our NEOs for achieving key metrics. This program drives operating results, enhances stockholder value and helps retain our NEOs.
For fiscal 2019, the Compensation Committee set each NEO’s target long-term compensation value at the regressed 50th percentile (plus or minus 15%) of comparable executives in the Peer Group. This target value was allocated 70% in the form of performance-based restricted stock units (“PRSUs”) and 30% in the form of time-based restricted stock units (“RSUs”). For fiscal 2019, the Compensation Committee more heavily weighted performance-based units than in prior years to increase the overall proportion of each NEO’s performance-based compensation.
PERFORMANCE-BASED RESTRICTED STOCK UNITS
The following are the key terms of the PRSUs awarded to our NEOs in fiscal 2019:
•70% of each NEO’s target long-term incentive compensation value was awarded in PRSUs. The number of PRSUs (at target) awarded in fiscal 2019 was equal to the compensation value divided by the share price of our Common Stock on the date of award.
•The PRSUs are divided into three equal tranches and each tranche is earned over a one-year performance period based on the level of achievement against the applicable annual performance target.
•The number of shares of our Common Stock earned at the conclusion of each one-year performance period may range from zero to two times the number of PRSUs in the applicable tranche.
•Each performance period target is established by the Compensation Committee on an annual basis coinciding with our fiscal year.
•At the end of each fiscal year, the Compensation Committee confirms performance against the applicable performance target, and PRSUs representing the level of achievement during that performance period are “banked” for potential payout following the end of the three-year award cycle.
•PRSUs are settled in shares of Common Stock.
•To receive earned shares of Common Stock, the NEO must be employed through the last day of the three-year award cycle.
•The actual number of shares of Common Stock a participant may receive after the applicable three-year award cycle ranges from zero to two times the target number of PRSUs, depending on the level of achievement during each performance period within the award cycle.
•PRSUs do not convey voting rights or earn dividends.
PERFORMANCE MEASURE AND RESULT FOR FISCAL 2019
The applicable performance target for the fiscal 2019 performance period for PRSU awards made in fiscal 2017, fiscal 2018 and fiscal 2019 was based on return on net assets or “RONA.” For these purposes, the term “RONA” has the meaning described in footnote 4 to the table under “— Highlights of 2019 Performance Related to Executive Compensation.” The Compensation Committee determined the RONA target using benchmark data from the Peer Group and assistance from the Company’s independent compensation consultant. For fiscal 2019, the Compensation Committee
2019 PROXY STATEMENT 35

EXECUTIVE COMPENSATION
established the RONA target at an absolute percentage on an after-tax basis, whereas in the prior year, the RONA target was based on a pre-tax basis due to uncertainty arising from changes in tax legislation for fiscal 2018. For fiscal 2019, the performance necessary to earn 100% of target payout required RONA of 37.0%, and the performance necessary to earn the maximum 200% of target payout required RONA of at least 44.0%. Actual RONA performance for fiscal 2019 was 32.7%. Therefore, the 2019 performance period PRSUs will settle at 64.2% of the awards. See “Executive Compensation — Grants of Plan-Based Awards Table.”

PRSU PERFORMANCE MEASURE AND RESULT FOR FISCAL 2019

PRSU AWARD ISSUANCES
Common Stock to be issued related to PRSUs awarded in fiscal 2018 (for the three-year award cycle from fiscal 2018 through fiscal 2020) and fiscal 2019 (for the three-year award cycle from fiscal 2019 through fiscal 2021) will not be issued until the Compensation Committee certifies performance results for the fiscal 2020 and fiscal 2021 performance periods, respectively. Shares of Common Stock issued in December 2019 to NEOs for the PRSUs awarded in fiscal 2017 (for the three-year award cycle from fiscal 2017 through fiscal 2019) and vested in fiscal 2019 are set forth below:

Year of Award	Performance Period
	Fiscal 2017	Fiscal 2018	Fiscal 2019	Fiscal 2020	Fiscal 2021
Fiscal 2017			Vested 2017 PRSU Awards (3 Tranches)

Fiscal 2018				Future Vesting of 2018 PRSU Awards (3 Tranches)

Fiscal 2019					Future Vesting of 2019 PRSU Awards (3 Tranches)

PRSU SETTLEMENTS OF FISCAL 2017 AWARD

	Performance Periods			Total Issued Number of Shares
	Fiscal 2017	Fiscal 2018	Fiscal 2019
Name	Number of Shares Earned(1)
Scott Hall(2)	19,012	25,797	12,205	57,014
Marietta Edmunds Zakas	5,027	6,821	3,227	15,075
Gregory S. Rogowski	7,189	9,755	4,615	21,559
(1)See the definitive proxy statements we filed with the SEC on December 14, 2017 and December 13, 2018, for information concerning target RONA performance and actual RONA performance for the 2017 and 2018 performance periods, respectively.
(2)Mr. Hall's PRSUs were awarded on January 23, 2017 for the fiscal 2017 through fiscal 2019 award cycle.
36 MUELLER WATER PRODUCTS, INC.

EXECUTIVE COMPENSATION
TIME-BASED RESTRICTED STOCK UNITS
For fiscal 2019, 30% of each NEO’s target long-term incentive compensation value was awarded in RSUs. The number of RSUs granted was equal to the compensation value, divided by the price of our Common Stock on the date of award. Typically, one-third of the RSUs granted vest on each anniversary of the grant date. See “Executive Compensation — Grants of Plan-Based Awards Table.”
TIMING OF EQUITY AWARDS
While the Compensation Committee may grant equity-based awards at any of its scheduled meetings or by unanimous written consent, it generally establishes awards for executives at its November or December meeting each year, except for awards related to promotions or new hires. Grants approved during scheduled meetings become effective and are priced as of the date of approval or as of a pre-determined future date based on a date of hire. Grants approved by unanimous written consent become effective and are priced as of a pre-determined future date. All stock options have a per-share exercise price equal to the closing stock price on the NYSE on the date of the grant.
Other Cash and Equity Awards
None.
Retirement Benefits
We offer retirement benefits to our NEOs and other employees to provide a competitive source of retirement income. These retirement benefits are provided through the vehicles described below.
RETIREMENT SAVINGS PLAN APPLICABLE TO EMPLOYEES GENERALLY
The Mueller Group LLC Retirement Savings Plan is a 401(k) plan that provides retirement benefits for our non-union employees and those of our participating subsidiaries. Each of our NEOs participated in the plan in fiscal 2019 on the same basis as our other eligible employees.
Other Benefits
PERQUISITES
We provide certain perquisites to our NEOs that the Compensation Committee believes are reasonable and consistent with our overall compensation program. In fiscal 2019, the Compensation Committee offered the NEOs limited perquisites, including a car allowance (excluding Mr. Cofield), life insurance, supplemental long-term disability insurance and reimbursement for certain financial planning and annual physical examination expenses. See “Executive Compensation — Summary Compensation Table — All Other Compensation.”
SEVERANCE BENEFITS
Each NEO is entitled to severance benefits. See “Potential Payments Upon Termination or Change-in-Control.”
CHANGE-IN-CONTROL AGREEMENTS
Change-in-control agreements are used to create incentives for executives to build stockholder value and to seek the highest value possible for stockholders should we be acquired, despite the risk of losing employment. Our change-in-control agreements for executives provide for vesting of outstanding equity-based awards and payment of severance amounts upon a change-in-control and operate with a “double trigger” for severance payments and equity awards, meaning severance payments and accelerated vesting of equity awards do not occur unless the executive’s employment is involuntarily terminated (other than for cause or for termination for good reason) within 24 months following a change-in-control. The agreements also contain a “best-of-net” provision, so that, in the event excise taxes would be imposed on payments under the agreements, the NEO will, at his or her discretion, either (1) pay the excise tax without assistance from the Company or (2) have the payments reduced to an amount at which an excise tax would no longer be payable.
EMPLOYEE STOCK PURCHASE PLAN
Our Employee Stock Purchase Plan (“ESPP”) provides all of our employees an opportunity to purchase Common Stock, subject to certain restrictions, through regular payroll deductions.
2019 PROXY STATEMENT 37

EXECUTIVE COMPENSATION
HEALTH AND WELFARE BENEFITS
We generally offer group medical, dental, vision, life and long-term disability insurance in a flexible benefits package to all active U.S. employees, except as otherwise required by collective bargaining agreements. Employees are provided life insurance up to one times their base salaries at no charge, other than related income taxes, to the employee. For an additional charge, employees may obtain coverage of up to four times their base salary up to a maximum life insurance benefit of $1,250,000. NEOs participate on the same basis as other eligible employees.
Other Factors Considered by the Compensation Committee
Risk and Incentive Compensation
The Compensation Committee has conducted an assessment of our compensation policies and practices and does not believe these policies and practices are reasonably likely to have a material adverse effect on us. This assessment included a review of the risk profile of our compensation policies and practices for all employees. To facilitate its review, the Compensation Committee engaged its compensation consultant to review our compensation structure to identify design elements that might encourage excessive risk taking. The compensation consultant discussed its review and conclusions with the Compensation Committee. In conducting its review, the Compensation Committee noted several policies and practices that mitigate risk, including:
•Using multiple performance measures in annual incentive awards and capping payout levels;
•Maintaining the ability to reduce annual incentive awards, based on its independent judgment;
•Using multiple long-term incentive vehicles;
•Using overlapping multi-year award cycles in connection with performance shares and capping payout levels; and
•Maintaining stock ownership guidelines, an anti-hedging policy and a clawback policy.
Tally Sheets
The Compensation Committee regularly reviews “tally sheets” for each executive. The tally sheets contain information concerning prior years’ compensation, proposed compensation for the current year, outstanding equity-based awards (both vested and unvested) and various termination-of-employment scenarios. The tally sheets assist the Compensation Committee in evaluating the many facets of executive compensation, understanding the magnitude of potential payouts as a result of termination-of-employment scenarios and considering changes to our compensation programs, arrangements and plans in light of emerging trends.
Other Compensation Practices and Policies
Role of Compensation Consultant in Compensation Decisions
The Compensation Committee has sole authority to select and retain a compensation consultant, including authority to approve fees and retention terms. For fiscal 2019, the Compensation Committee retained Meridian Compensation Partners, LLC as its compensation consultant. The Compensation Committee reviews the performance of its compensation consultant annually.
In fiscal 2019, the compensation consultant’s responsibilities included, but were not limited to:
•Providing recommendations regarding the composition of our Peer Group;
•Preparing and analyzing Peer Group compensation and plan design data;
•Reviewing and advising on the performance measures to be used in incentive awards;
•Valuing equity-based awards; and
•Reviewing and advising on principal aspects of executive and non-employee director compensation, including base salaries, bonuses and equity-based awards for executives, and cash compensation and equity-based awards for non-employee directors.
38 MUELLER WATER PRODUCTS, INC.

EXECUTIVE COMPENSATION
The Compensation Committee considered the independence of its compensation consultant in light of standards under NYSE listing standards. The Compensation Committee requested and received a letter from the compensation consultant addressing its independence, including the factors described below:
•Other services provided to us by the consultant;
•Fees paid by us as a percentage of the consultant’s total revenue;
•Policies or procedures maintained by the consultant that are designed to prevent a conflict of interest;
•Any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee;
•Any Common Stock owned by the individual consultants involved in the engagement; and
•Any business or personal relationships between our executives and the consultant or the individual consultants involved in the engagement.
The Compensation Committee took into account these considerations, along with other factors relevant to the compensation consultant’s independence from management, and concluded the compensation consultant is independent and the engagement of the compensation consultant and the services rendered by the compensation consultant did not raise any conflict of interest.
Role of Management in Compensation Decisions
The Compensation Committee reviews information provided by its compensation consultant and uses that information as a reference point for the components of compensation. The Compensation Committee and the Chief Executive Officer discuss the financial metrics and operational goals intended to closely align performance targets of the business units and the Company as a whole with our strategic goals. The Chief Executive Officer makes recommendations to the Compensation Committee for executives other than himself with respect to annual salary adjustments, annual incentive adjustments and grants of equity-based awards under our incentive plans. The Compensation Committee makes the final decision with respect to the compensation of these executives, taking into consideration the Chief Executive Officer’s recommendations.
The Compensation Committee annually receives input from the entire Board with respect to the Chief Executive Officer’s performance and recommends his compensation level to the Board. The Board discusses and approves the annual salary of the Chief Executive Officer. The Chair of the Compensation Committee and Non-Executive Chairman of the Board meet with the Chief Executive Officer to discuss the Chief Executive Officer’s performance and compensation based on evaluations received from the Board. These discussions are considered by the Compensation Committee in setting all elements of compensation for the Chief Executive Officer.
In fiscal 2019, the Chief Executive Officer was present at all of the Compensation Committee meetings but was excused from the executive sessions of the Compensation Committee and did not participate in meetings or deliberations during which his compensation was discussed.
Income Tax Consequences of Executive Compensation
Our compensation programs were designed to permit us to deduct compensation expense under Section 162(m) of the Internal Revenue Code, which historically limited the tax deductibility of annual compensation paid to executives to $1 million, unless the compensation qualified as “performance-based.” The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed (subject to certain transition rules), effective for taxable years beginning after December 31, 2017, such that compensation paid to our NEOs in excess of $1 million is generally not deductible. As a result, we may no longer take a deduction for any compensation paid to our NEOs in excess of $1 million. The Compensation Committee believes stockholder interests are best served by not restricting its discretion and flexibility in structuring compensation programs. In fiscal 2019 and in plans for fiscal 2020, the Compensation Committee continued to design compensation programs and make grants that it believes are performance-based and well aligned with the interests of our stockholders.
Previous grants made under the 2006 Stock Plan, and the PRSUs granted thereunder, as well as the annual cash incentive award, were structured and were intended to permit such awards to qualify as “performance-based” compensation to maximize the tax deductibility of these awards under Section 162(m). Those awards may not be fully deductible under all circumstances, as a number of additional requirements must be met for the awards to qualify as “performance-based” compensation.

2019 PROXY STATEMENT 39

EXECUTIVE COMPENSATION
Compensation Recovery (Clawback) Policy
NEOs with employment agreements are required, to the extent required by law, to reimburse us following the publication of a restatement of our financial statements due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct for (a) incentive-based or equity-based compensation received and (b) any profits realized from the sale of our securities during the 12 months prior to discovery of the noncompliance. The Compensation Committee has exclusive authority to interpret and enforce this provision.
The Compensation Committee has adopted a “Clawback Policy” to recover pay that is determined to have been wrongfully earned by managerial or executive employees, including our NEOs. As a result, all RSUs granted after November 30, 2009 include a clause that reduces the number of equity-based awards upon the occurrence of certain events. The Compensation Committee has the exclusive authority to interpret the Clawback Policy, and may offset compensation as necessary to recover amounts due under the Clawback Policy.
Prohibition on Hedging and Pledging
We do not allow directors or employees to hedge the value of our equity securities held directly or indirectly by them. Our policy prohibits the purchase or sale of puts, calls, options or other derivative securities based on our securities, as well as hedging or monetization transactions, purchases of our equity securities on margin and borrowing against any account in which our securities are held. We prohibit pledging of Common Stock by executives or directors.
Stock Ownership Guidelines
The Compensation Committee has adopted stock ownership guidelines to promote a high level of stock retention among executives and non-employee directors. The guidelines require that the total value of the executive’s or non-employee director’s holdings of Common Stock must equal or exceed the specified target value shown below.

Position/Title	Target Ownership
Chief Executive Officer and President	6x base salary
Executive Vice Presidents	3x base salary
Senior Vice Presidents	2x base salary
Non-Employee Directors	5x annual retainer
All NEOs and directors are in compliance with our stock ownership requirements. Our stock ownership guidelines are available on our website at www.muellerwaterproducts.com.
Report of the Compensation and Human Resources Committee
The Compensation Committee participated in the preparation of the Compensation Discussion and Analysis. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
See “Board Structure — Board Committee Information” for information concerning the Compensation Committee and its responsibilities.

Compensation and Human Resources Committee
MICHAEL T. TOKARZ, CHAIR
SHIRLEY C. FRANKLIN
JERRY W. KOLB

40 MUELLER WATER PRODUCTS, INC.

EXECUTIVE COMPENSATION
Executive Compensation Tables
Summary Compensation Table
The amounts reported in the following table, including base salary, annual and long-term incentive amounts, benefits and perquisites, are described more fully under “Compensation Discussion and Analysis.”

Name and Principal Position(1)	Fiscal Year	Salary ($)	Bonus(2) ($)	Stock Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
Scott Hall President and Chief Executive Officer	2019	787,950	—	1,514,329	438,889	259,338	3,000,506
	2018	765,000	—	1,402,578	1,009,839	41,715	3,219,132
	2017	518,229	—	1,657,681	908,925	108,195	3,193,030
Marietta Edmunds Zakas Executive Vice President, Chief Financial Officer	2019	409,333	—	457,792	159,599	50,426	1,077,150
	2018	379,529	15,000	524,124	338,173	41,900	1,298,726
	2017	351,967	60,000	393,623	255,929	36,883	1,098,402
Steven S. Heinrichs Executive Vice President, Chief Legal and Compliance Officer and Secretary	2019	420,000	—	253,320	140,364	50,451	864,135
	2018	61,307	275,000	499,994	48,557	7,543	892,401

Gregory S. Rogowski Executive Vice President, Business Development	2019	467,067	—	476,609	195,117	45,438	1,184,231
	2018	454,933	—	591,809	450,401	84,458	1,581,601
	2017	441,667	—	632,914	282,075	37,372	1,394,028
William Cofield SVP, Operations & Supply Chain	2019	293,000	—	151,990	81,601	17,961	544,552

(1)Effective January 23, 2017, Mr. Hall was appointed President and Chief Executive Officer. Effective January 1, 2018, Ms. Zakas was appointed Executive Vice President and Chief Financial Officer. Effective August 8, 2018, Mr. Heinrichs was appointed Executive Vice President, Chief Legal and Compliance Officer and Secretary. Effective October 1, 2019, Mr. Rogowski was appointed Executive Vice President, Business Development. Effective January 8, 2018, Mr. Cofield was appointed Senior Vice President, Operations and Supply Chain.
(2)Mr. Heinrichs received a sign-on bonus in connection with joining the Company in August 2018. Ms. Zakas received payments in recognition of assuming interim Human Resources responsibilities from January 2016 through December 2017.
(3)The dollar amounts shown for RSU and PRSU awards represent the aggregate grant date fair values calculated in accordance with ASC 718, Stock Compensation, excluding the effect of forfeitures. See “Compensation Discussion and Analysis — Compensation Elements — Long-Term Equity-Based Compensation” for more information. The dollar amounts shown for fiscal 2019 include the aggregate grant date fair values of PRSUs awarded in fiscal 2017, 2018 and 2019 for the fiscal 2019 performance period assuming target performance.
(4)Amounts reflect annual non-equity incentive plan compensation awards earned by our NEOs based on Company financial performance and EHS-related objectives. The amounts earned for fiscal 2019 were paid in December 2019. See “Compensation Discussion and Analysis —Compensation Elements — Annual Cash Incentive Awards” for more information.
(5)Amounts reflect the combined value of each NEO’s perquisites and compensation that is not otherwise reflected in the Summary Compensation Table. Amounts for fiscal 2019 are described in “— Summary Compensation Table — All Other Compensation” below.
2019 PROXY STATEMENT 41

EXECUTIVE COMPENSATION
Summary Compensation Table - All Other Compensation
The following table provides additional detail regarding the amounts presented in the “All Other Compensation” column in the Summary Compensation Table for fiscal 2019.

Name	Vehicle Allowance ($)	Financial Planning(1) ($)	Contributions to 401(k) Plans(2) ($)	Life and Long-Term Disability Insurance ($)	Other(3) ($)	Total ($)
Scott Hall	24,000	—	11,200	15,358	208,780	259,338
Marietta Edmunds Zakas	18,000	7,500	11,200	8,566	5,160	50,426
Steven S. Heinrichs	18,000	1,200	19,748	7,109	4,394	50,451
Gregory S. Rogowski	18,000	5,985	11,200	10,253	—	45,438
William Cofield	—	—	10,255	4,215	3,491	17,961
(1)NEOs are entitled to reimbursement of up to $7,500 for annual financial planning ($10,000 for the CEO).
(2)Mr. Heinrichs' contributions include amounts from first quarter fiscal 2019 plus the maximum amount allowed for calendar year 2019.
(3)Other compensation for Mr. Hall consists of reimbursement for higher than expected relocation costs and physical exam expenses. Other compensation for Ms. Zakas and Messrs. Heinrichs and Cofield consists of reimbursement of annual physical exam expenses. See “Compensation Discussion and Analysis — Compensation Elements — Other Cash and Equity Awards.”
Grants of Plan-Based Awards Table
The following table summarizes the grants made to our NEOs during fiscal 2019 on a grant-by-grant basis. Each of the equity-based awards granted during fiscal 2019 and reported in the following table was granted under, and is subject to the terms of, the 2006 Stock Plan.

FISCAL 2019 GRANTS OF PLAN-BASED AWARDS TABLE

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Issuance of Shares Under Equity Incentive Plans(2)			All Other Stock-Based Awards (#)(3)	Grant Date Fair Value of Stock-Based Awards ($)(4)
Name	Award Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Scott Hall			—	787,950	1,575,900
	11/27/2018								56,980	599,999
	11/27/2018	(5)				22,159	44,317	88,634		466,658
	11/28/2017	(5)				11,751	23,502	47,004		247,476
	1/23/2017	(5)				9,506	19,012	38,024		200,196
Marietta Edmunds Zakas			—	286,533	573,066
	11/27/2018								17,094	180,000
	11/27/2018	(5)				6,648	13,295	26,590		139,996
	11/28/2017	(5)				4,029	8,058	16,116		84,851
	11/29/2016	(5)				2,514	5,028	10,056		52,945
Steven S. Heinrichs			—	252,000	504,000
	11/27/2018								13,532	142,492
	11/27/2018	(5)				5,263	10,525	21,050		110,828
Gregory S. Rogowski			—	350,300	700,600
	11/27/2018								17,094	180,000
	11/27/2018	(5)				6,648	13,295	26,590		139,996
	11/28/2017	(5)				3,841	7,683	15,366		80,902
	11/29/2016	(5)				3,595	7,190	14,380		75,711
42 MUELLER WATER PRODUCTS, INC.

EXECUTIVE COMPENSATION

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Issuance of Shares Under Equity Incentive Plans(2)			All Other Stock-Based Awards (#)(3)	Grant Date Fair Value of Stock-Based Awards ($)(4)
Name	Award Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William Cofield			—	146,500	293,000
	11/27/2018								8,119	85,493
	11/27/2018	(5)				3,158	6,315	12,630		66,497
(1)Amounts represent the range of possible cash payouts for fiscal 2019 awards under the annual cash incentive plan as described in “Compensation Discussion and Analysis — Compensation Elements — Annual Cash Incentive Awards.” The awards that were earned based on actual performance for fiscal 2019 were paid in December 2019 and are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)Represents shares that could have been earned based on the achievement of performance goals in the 2019 performance period in connection with applicable PRSU grants. See “Compensation Discussion and Analysis — Compensation Elements — Long-Term Equity-Based Compensation — Performance-Based Restricted Stock Units.” Estimated amounts that may be earned over the three-year award cycle of PRSUs awarded for fiscal 2017, 2018 and 2019 are reflected in the “Outstanding Equity Awards Table” below.
(3)Represents time-based RSUs. Each RSU entitles the grantee to receive one share of Common Stock upon vesting. The RSUs generally vest in equal installments on the first, second and third anniversaries of the award date. See “Compensation Discussion and Analysis — Compensation Elements — Long-Term Equity-Based Compensation — Time-Based Restricted Stock Units.”
(4)See footnote 3 to the “Summary Compensation Table” for a description of the methods used to determine grant date fair value of equity-based awards.
(5)Represents the range of shares of Common Stock that may vest after the end of the three-year award cycle applicable to a PRSU award solely with respect to the fiscal 2019 performance period, assuming achievement of threshold, target and maximum performance.
Outstanding Equity Awards Table
The following table sets forth information detailing the outstanding unexercised options and unvested RSUs and PRSUs held by each of our NEOs at September 30, 2019.

			Option Awards				Stock Awards
			Number of Securities Underlying Options (#)		Option Exercise Price ($)(1)	Option Expiration Date	Number of Units That Have Not Vested (#)(2)	Market Value of Units That Have Not Vested ($)(3)	Number of Performance Units That Have Not Vested (#)	Market Value of Performance Units That Have Not Vested ($)(3)
Name	Award Date		Exercisable	Unexercisable
Scott Hall	01/23/17	(4)					19,011	213,684	—	—
	11/28/17	(4)					47,004	528,325	70,483	792,229
	11/27/18	(5)					56,980	640,455	117,087	1,316,058
Marietta Edmunds Zakas	12/01/09		34,965	—	5.05	12/01/19	—	—	—	—
	11/30/10		34,965	—	3.52	11/30/20	—	—	—	—
	11/29/11		25,260	—	2.03	11/29/21	—	—	—	—
	11/29/16						5,027	56,503	—	—
	11/28/17	(4)					16,116	181,144	24,165	271,615
	11/27/18	(5)					17,094	192,137	35,126	394,816
Steven S. Heinrichs	08/08/18						41,981	471,866	—	—
	11/27/18	(5)					13,532	152,100	27,808	312,562
Gregory S. Rogowski	11/30/10		85,839	—	3.52	11/30/20	—	—	—	—
	11/29/11		70,684	—	2.03	11/29/21	—	—	—	—
	11/29/16						7,189	80,804	—	—
	11/28/17	(4)					15,363	172,680	23,037	258,936
	11/27/18	(5)					17,094	192,137	35,126	394,816
William Cofield	01/23/18						6,666	74,926	—	—
	11/27/18	(5)					8,119	91,258	16,684	187,528
2019 PROXY STATEMENT 43

EXECUTIVE COMPENSATION
(1)Option exercise prices are equal to the closing price of Common Stock on the NYSE on the respective grant dates.
(2)RSUs awarded on 11/29/16, 1/23/17, 11/28/17, 1/23/18 and 11/28/18 each vest in equal installments on the first, second and third anniversaries of the respective award dates. Mr. Heinrichs’ RSUs awarded on 08/08/18 vest on the second anniversary of the date of award.
(3)Market value is calculated by multiplying the number of RSUs or PRSUs that have not vested by the closing price of Common Stock on the NYSE on September 30, 2019 of $11.24 per share.
(4)Includes PRSUs awarded in fiscal 2018 for a three-year award cycle (fiscal 2018 through fiscal 2020). The PRSUs shown are based on actual performance for fiscal 2018 and 2019 and assume target performance for fiscal 2020. Actual performance for fiscal 2018 and 2019 were 135.7% and 64.2% of target, respectively. See “Compensation Discussion and Analysis — Compensation Elements — Long-Term Equity-Based Compensation — Performance-Based Restricted Stock Units.”
(5)Includes PRSUs awarded in fiscal 2019 for a three-year award cycle (fiscal 2019 through fiscal 2021). The PRSUs shown are based on actual performance for fiscal 2019 and assume target performance for fiscal 2020 and 2021. Actual performance for fiscal 2019 was 64.2% of target. See “Compensation Discussion and Analysis — Compensation Elements — Long-Term Equity-Based Compensation — Performance-Based Restricted Stock Units.”
Option Exercises and Stock Vested Table
The following table shows stock options exercised and RSUs and PRSUs vested during fiscal 2019.

	Option Awards		RSU Awards		PRSU Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Scott Hall	—	—	42,514	426,415	57,014	640,837
Marietta Edmunds Zakas	38,022	191,505	18,060	189,720	15,075	169,443
Steven S. Heinrichs	—	—	—	—	—	—
Gregory S. Rogowski	85,839	430,225	24,643	258,653	21,559	242,323
William Cofield	—	—	3,334	31,173	—	—
(1)Calculated by subtracting the exercise price of the option from the closing price of Common Stock on the NYSE on the exercise date, multiplied by the number of options exercised.
(2)Calculated as the closing price of Common Stock on the NYSE on the vesting date multiplied by the number of RSUs or PRSUs that vested.
Pension Plan
None of our NEOs participate in a defined benefit pension plan. Each NEO participates in our 401(k) plan, under which we make matching contributions in accordance with the terms of that plan.
Employment, Severance and Change-in-Control Arrangements
At September 30, 2019, we maintained employment agreements with each NEO except as noted. Each agreement provides for an annual equity opportunity, which is subject to the discretion of the Compensation Committee, and commensurate with their executive-level position. Each agreement also entitles the employee to receive reimbursement for financial planning services and the cost of an annual physical exam. The following table sets forth certain information with respect to these agreements.

Name	Base Salary Rate(1) ($)	Annual Target Bonus as Percent of Base Salary(2) (%)	Monthly Car Allowance ($)	Annual Vacation	Severance Benefits as Percent of Salary(3) (%)
Scott Hall	795,675	100.0	2,000	4 weeks	300.0
Marietta Edmunds Zakas	414,000	70.0	1,500	4 weeks	262.5
Steven S. Heinrichs	422,500	60.0	1,500	4 weeks	262.5
Gregory S. Rogowski	470,900	75.0	1,500	4 weeks	262.5
William Cofield	297,000	50.0	N/A	4 weeks	N/A
(1)Salaries are reviewed annually. Amounts shown represent annual salary rates as of September 30, 2019.
(2)Payout can range from zero to up to twice the amount of the target based on the satisfaction of predetermined financial and operational performance objectives.
44 MUELLER WATER PRODUCTS, INC.

EXECUTIVE COMPENSATION
(3)Other severance benefits are paid in monthly installments over 24 months, in the case of Mr. Hall, and over 18 months in the case of each other NEO, together with a lump sum payment of unpaid salary and other benefits. Mr. Cofield is subject to the Company's general severance plan and does not maintain a separate employment agreement.
At September 30, 2019, we also maintained change-in-control agreements with each NEO with the exception of Mr. Cofield. Under these agreements, upon a change-in-control (as defined in the agreement) of Mueller Water Products, Inc. and (i) the executive’s employment is terminated other than for Cause or for Good Reason (each as defined in the agreement) within 24 months following a change-in-control or (ii) a replacement award (as defined in the agreement) was not available (i.e., a double trigger), all outstanding options and RSUs would immediately vest. The value of PRSUs reflects the pro rata portion of shares earned during the performance period and payout at target for future performance periods within the award cycle. In addition, if the executive’s employment is terminated other than for Cause or for Good Reason within 24 months following a change-in-control, the executive would be entitled to a lump-sum severance payment equivalent to 2.0x base salary and annual incentive bonus (generally calculated as the greater of (i) the Executive’s annual target bonus and (ii) the average of actual annual incentive bonuses over the preceding three years) and continuation of certain benefits, such as group life and medical insurance coverage for a period of 24 months. The agreements also contain a “best-of-net” provision, so that, in the event excise taxes would be imposed on payments under the agreements, the NEO will either (1) pay the excise tax without assistance from the Company or (2) have the payments reduced to an amount at which an excise tax would no longer be payable, based on which result is more favorable to him or her on an after-tax basis.
Potential Payments Upon Termination or Change-in-Control
The following table sets forth the potential benefits each NEO would be entitled to receive upon termination of employment in the situations outlined below. The NEO would not be entitled to the severance benefits described below if he or she terminates employment without Good Reason or is terminated for Cause. The amounts shown are estimates and do not necessarily reflect the actual amounts that would be paid to the NEOs, which would only be known at the time they become eligible for payment. The amounts shown are the amounts that could be payable under existing plans and arrangements if the NEO’s employment had terminated on September 30, 2019.
The termination events pursuant to which the NEOs are entitled to potential payments are as follows:
A - Severance arrangement for termination without cause or for good reason
B - Termination without Cause after a change-in-control
C - Death, disability or retirement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL TABLE

Name		Cash Severance ($)		Bonus Earned as of Event Date(1) ($)	Vesting of Unvested Long-Term Awards(2) ($)		Health, Welfare and Other Benefits Continuation(3) ($)	Outplacement(4) ($)	Total ($)
Scott Hall	A	2,448,231	(5)	438,888	—		55,706	25,000	2,967,825
	B	3,664,165	(6)	438,888	3,490,751		117,791	278,486	7,990,081
	C	—		—	2,230,320		—	—	2,230,320
Marietta Edmunds Zakas	A	1,118,596	(5)	159,599	—		61,697	25,000	1,364,892
	B	1,430,563	(6)	159,599	1,096,230		138,193	144,900	2,969,485
	C	—		—	706,775		—	—	706,775
Steven S. Heinrichs	A	1,141,563	(5)	140,364	471,866	(7)	1,544	25,000	1,780,337
	B	1,434,620	(6)	140,364	936,529		135,414	147,875	2,794,802
	C	—		—	699,915		—	—	699,915
Gregory S. Rogowski	A	1,272,336	(5)	195,117	—		5,002	25,000	1,497,455
	B	1,726,083	(6)	195,117	1,099,347		5,002	164,815	3,190,364
	C	—		—	714,141		—	—	714,141
William Cofield	A	22,846	(5)	—	—		—	—	22,846
	B	22,846	(6)	—	353,711		—	—	376,557
	C	—		—	211,753		—	—	211,753
2019 PROXY STATEMENT 45

EXECUTIVE COMPENSATION
(1)Each is entitled to a pro rata share of the current fiscal year bonus in the event of termination without Cause or after a change-in-control. Amounts in this table assume a termination date of September 30, 2019 and represent the actual bonus paid for fiscal 2019 since this amount would not have otherwise been paid at that date.
(2)The value of RSUs is the closing price of Common Stock on September 30, 2019 multiplied by the number of RSUs. The value of PRSUs reflects the pro rata portion of shares earned during the performance period and payout at target for future performance periods within the award cycle. The closing price of our Common Stock on September 30, 2019 on the NYSE was $11.24.
(3)For all NEOs, excluding Mr. Cofield, welfare benefits are continued for up to 42 months from the separation date based on the current elections and plan premiums.
(4)Services in Case A (without Cause termination) will be reasonable in our sole discretion. Services in Case B (change-in-control termination) will be provided for up to two years, but will not exceed 35% of the NEO’s base salary at the time of termination.
(5)Cash severance in Case A (without Cause termination) is equal to a percentage of current annual base salary plus accrued vacation. The percentage applicable to Mr. Hall is 300%. The percentage applicable to Messrs. Heinrichs and Rogowski and Ms. Zakas is 262.5%. Other severance benefits are paid in monthly installments over 24 months in the case of Mr. Hall and over 18 months in the case of each other NEO, together with a lump sum payment of unpaid salary and other benefits. Mr. Cofield's cash severance based on his number of years of service, equating to two weeks of salary for each year of service performed.
(6)Cash severance in Case B (change-in-control termination) for Messrs. Hall, Heinrichs and Rogowski and Ms. Zakas is equal to two times annual base salary plus two times the greater of (i) the annual target bonus and (ii) the average bonus over the last three years, plus accrued vacation. Accrued vacation assumes no vacation has been taken. Mr. Cofield's cash severance based on his number of years of service, equating to two weeks of salary for each year of service performed.
(7)In accordance with Mr. Heinrichs’ employment agreement, his 08/08/18 RSU grant shall vest, and all restrictions shall lapse, upon the earlier to occur of the second anniversary of the grant and his termination.
CEO Pay Ratio Disclosure
For fiscal 2019, (i) the annual total compensation of our median employee (excluding our CEO) was $55,478 and (ii) the annual total compensation of our CEO was $3,000,506. Based on this information, the ratio of the annual total compensation of our CEO to that of the median employee is approximately 54 to 1. Our employee population consists of approximately 3,100 employees located throughout the world, with approximately 81% in the United States.
To identify the median employee for fiscal 2019, we included all part-time and full-time employees that were employed for any portion of fiscal 2019 so long as they were still actively employed on September 30, 2019. Earnings types used included regular pay (base salary for exempt population and hourly wages for non-exempt population), bonuses, overtime, shift pay and paid time off. Commissions and executive perquisites were omitted from the median employee selection calculation. Using this methodology, we determined the “median employee” was a full-time, hourly employee located in the United States.
46 MUELLER WATER PRODUCTS, INC.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Proposal Three
Ratification of the Appointment of our Independent Registered Public Accounting Firm for Fiscal 2020
The Board recommends a vote FOR this proposal.
The Audit Committee has authority to retain and terminate the services of our independent registered public accounting firm. The Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements and internal control over financial reporting for the fiscal year ending September 30, 2020, subject to negotiation of definitive fee arrangements. Although stockholder ratification of Ernst & Young’s appointment is not required, the Board believes submitting the appointment to our stockholders for ratification is a matter of good corporate governance. See below for a description of the fees Ernst & Young billed us for fiscal 2019 and fiscal 2018.
A representative of Ernst & Young is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and will be available to respond to stockholder questions.
Fees and Services of the Independent Registered Public Accounting Firm
The Audit Committee appointed Ernst & Young as the independent registered public accounting firm to audit our consolidated financial statements and internal control over financial reporting for fiscal 2019.
Audit Fees and Other Fees
The following table shows the approximate fees for audit and other services provided by Ernst & Young for fiscal years 2019 and 2018 (in millions). All fees in 2019 and 2018 were pre-approved by the Audit Committee.

	2019	2018
Audit fees(1)	$2.3	$2.4
Audit-related fees	—	—
Tax fees	0.2	0.1
Total fees	$2.5	$2.5
(1)Reflects fees for professional services performed by Ernst & Young for annual audits (including out-of-pocket expenses) and quarterly limited reviews of our consolidated financial statements.
Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm
The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent registered public accounting firm. For both types of pre-approval, the Audit Committee considers whether the services are consistent with the Securities and Exchange Commission (“SEC”) rules on auditor independence and whether the independent registered public accounting firm is able to provide the most effective service. Non-audit fees to be incurred by the independent registered public accounting firm for services permitted by the Sarbanes-Oxley Act of 2002 to be performed by such firm must be approved in advance by the Audit Committee Chairman (for individual projects in amounts up to $100,000) or the Audit Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure the services are within the parameters approved by the Audit Committee.
2019 PROXY STATEMENT 47

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
Report of the Audit Committee
Committee Composition and Skills
The Audit Committee is comprised of four independent directors meeting the requirements of applicable SEC and New York Stock Exchange (“NYSE”) rules. The Board has determined all Audit Committee members are “financially literate” for purposes of the NYSE Listed Company Manual (the “NYSE Manual”) and qualify as audit committee “financial experts” within the meaning of the rules and regulations of the SEC. See “Proposal One - Election of Ten Directors — The Board of Directors” for a description of the business background of each member. No member of the Audit Committee serves on the audit committee of more than three public companies.
Meetings
The Audit Committee met 13 times during fiscal 2019, including eight times by teleconference. Meetings include periodic executive sessions with the independent registered public accounting firm, our internal auditors and our management.
Responsibilities of the Audit Committee, Management and the Independent Auditor
The Audit Committee’s key responsibilities are set forth in its charter, which was approved by the Board and is available on our website at www.muellerwaterproducts.com. See “Corporate Governance — Board Operations — Board Committee Information” for more information concerning the Audit Committee and its responsibilities. For the audit of our consolidated financial statements for fiscal 2019 and our internal control over financial reporting:
•Management was responsible for preparing our financial statements and establishing and maintaining effective internal control over financial reporting. The Audit Committee was responsible for monitoring and overseeing our financial reporting and audit functions, as well as our internal control over financial reporting and disclosure.
•Ernst & Young, our independent registered public accounting firm for fiscal 2019, was responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States and was also responsible for performing an independent audit of, and expressing an opinion on, our internal control over financial reporting.
•The Audit Committee reviewed and discussed with management and Ernst & Young the audited consolidated financial statements for the year ended September 30, 2019, our quarterly consolidated financial statements and operating results for each quarter in the fiscal year and the related significant accounting and disclosure issues, and the effectiveness of our internal control over financial reporting.
•The Audit Committee reviewed management’s report contained in our annual report on Form 10-K for the year ended September 30, 2019 (“Annual Report”), as well as Ernst & Young’s Reports of Independent Registered Public Accounting Firm included in the Annual Report related to its audits of the consolidated financial statements and internal control over financial reporting.
•The Audit Committee discussed with Ernst & Young matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, Ernst & Young provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and the Audit Committee has discussed with Ernst & Young the firm’s independence.
Audited Consolidated Financial Statements
Based on the foregoing discussions with and reports of management and our independent registered public accounting firm and the Audit Committee’s review of the representations of management, the Audit Committee recommended to the Board the inclusion of our consolidated financial statements in the Annual Report.

Audit Committee
JERRY W. KOLB, CHAIR
THOMAS J. HANSEN
BERNARD G. RETHORE
STEPHEN C. VAN ARSDELL

48 MUELLER WATER PRODUCTS, INC.

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table lists information as of December 5, 2019 regarding the number of shares of Common Stock beneficially owned by each incumbent director, each NEO, all of our directors and current executive officers as a group, and each person or group known by us to own more than 5% of our Common Stock. Unless otherwise noted, voting power and investment power in Common Stock are exercisable solely by the named person.
At December 5, 2019, there were 157,843,763 shares of Common Stock outstanding.

Name and Address of Beneficial Owner(1)	Aggregate Number of Shares of Common Stock Beneficially Owned(2)		Percent of Outstanding Common Stock
Shirley C. Franklin Director	117,709	(3)	*
Scott Hall Director, President and Chief Executive Officer	163,392	(4)	*
Thomas J. Hansen Director	124,224	(3)	*
Jerry W. Kolb Director	177,029	(3)	*
Mark J. O’Brien Non-Executive Chairman	174,980	(3)	*
Christine Ortiz Director	9,544	(3)	*
Bernard G. Rethore Director	173,722	(3)	*
Lydia W. Thomas Director	168,933	(3)	*
Michael T. Tokarz Director	384,272	(3)	*
Stephen C. Van Arsdell Director	32,000	(3)	*
Marietta Edmunds Zakas Executive Vice President and Chief Financial Officer	356,475		*
Steven S. Heinrichs Executive Vice President, Chief Legal and Compliance Officer and Secretary	3,787		*
Gregory S. Rogowski Executive Vice President, Business Development	526,262		*
William Cofield Senior Vice President, Operations and Supply Chain	7,363	(5)	*
All directors and executive officers as a group (17 individuals)	2,487,837		1.6%
The Vanguard Group, Inc. PO Box 2600, V26, Valley Forge, PA 19482-2600	13,932,004	(6)	8.8%
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	11,178,027	(7)	7.1%
T. Rowe Price Associates, Inc. 100 E. Pratt Street, Baltimore, MD 21202	10,528,836	(8)	6.7%
2019 PROXY STATEMENT 49

BENEFICIAL OWNERSHIP OF COMMON STOCK

Name and Address of Beneficial Owner(1)	Aggregate Number of Shares of Common Stock Beneficially Owned(2)		Percent of Outstanding Common Stock
Franklin Mutual Advisers, LLC 101 John F. Kennedy Parkway, Short Hills, NJ 07078-2789	8,980,978	(9)	5.7%
EARNEST Partners, LLC 1180 Peachtree Street, NE, Suite 2300, Atlanta, GA 30309	7,872,655	(10)	5.0%
*Less than 1% of outstanding common stock
(1)The address of each of our directors and executive officers is c/o Mueller Water Products, Inc., 1200 Abernathy Road, N.E., Suite 1200, Atlanta, Georgia 30328.
(2)Beneficial ownership as reported in the table has been determined in accordance with the rules of the SEC. Under those rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of, or to direct the disposition of, such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Except as indicated in other notes to this table, directors and executive officers possessed sole voting and investment power with respect to all shares of Common Stock referred to in the table. See “Executive Compensation — Outstanding Equity Awards at Fiscal Year-End Table” for more information concerning outstanding equity awards to our NEOs and “Director Compensation — Director Compensation Summary” for more information concerning outstanding equity awards to our directors.
(3)Each non-employee director, with the exception of Dr. Ortiz and Mr. Van Arsdell, is “retirement-eligible” under and for purposes of the 2006 Stock Plan. Accordingly, for purposes of this table, all outstanding equity-based awards for the retirement eligible non-employee directors are deemed vested. Beginning with the equity-based awards granted to directors in January 2014, all such awards to directors require a grantee who is or becomes retirement-eligible prior to an initial vesting date to remain in continuous service from the grant date through at least the first anniversary thereof to receive accelerated vesting upon retirement. The beneficial ownership reported in the table assumes each grantee of an award on January 23, 2019 will remain in continuous service through January 23, 2020. Excludes Mr. Tokarz's 169,812 stock equivalent shares of Common Stock, which settle in cash in accordance with the Directors' Deferred Fee Plan.
(4)Includes 19,011 RSUs that will vest within 60 days.
(5)Includes 3,333 RSUs that will vest within 60 days.
(6)As reported on Schedule 13G/A filed with the SEC on February 11, 2019, Vanguard Group, Inc. has sole investment discretion with respect to 13,670,081 shares, sole voting power with respect to 253,681 shares, shared voting power with respect to 23,269 shares and shared investment discretion with respect to 261,923 shares as follows: (1) Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 238,654 shares or 0.15% of the common stock outstanding of the company as a result of its serving as investment manager of collective trust accounts, and (2) Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 38,296 shares or 0.02% of the common stock outstanding of the company as a result of its serving as investment manager of Australian investment offerings.
(7)As reported on Schedule 13G/A filed with the SEC on February 6, 2019, BlackRock, Inc. has sole investment discretion of 11,178,027 shares and sole voting power with respect to 10,816,839 shares.
(8)As reported on Schedule 13G filed with the SEC on February 14, 2019, T. Rowe Price Associates, Inc. has sole investment discretion of 10,528,836 shares and sole voting power with respect to 1,943,049 shares.
(9)As reported on Schedule 13G filed with the SEC on January 30, 2019, Franklin Mutual Advisers, LLC has sole investment discretion of 8,980,978 shares and sole voting power with respect to 8,256,678 shares.
(10)As reported on Schedule 13G/A filed with the SEC on May 10, 2019, EARNEST Partners, LLC has sole investment discretion with respect to 7,872,655 shares, sole voting power with respect to 1,794,364 and shared voting power with respect to 414,651 shares.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires executive officers and directors and persons who beneficially own more than 10% of a company’s common stock (together, “Reporting Persons”) to file initial reports of ownership and reports of changes in ownership with the SEC. Reporting Persons are required by SEC rules to furnish companies with copies of all Section 16(a) forms they file. Based solely on a review of copies of such forms furnished to us and written representations from the executive officers and directors, we believe our Reporting Persons complied with all Section 16 filing requirements during fiscal 2019, with the exception of Mr. Michael S. Nancarrow's November 26, 2018 Form 4 late filing related to the exercise and sale of 5,565 options.
50 MUELLER WATER PRODUCTS, INC.

QUESTIONS ABOUT VOTING AND THE ANNUAL MEETING
When and where is the Annual Meeting?
Our Annual Meeting will be held on Wednesday, January 29, 2020 at 10:00 A.M., Eastern Time, in the Peachtree Dunwoody Room on the 3rd Floor of Building 500 at Northpark Town Center, located at 1100 Abernathy Road, N.E., in Atlanta, Georgia.
What is the purpose of the Annual Meeting?
At the Annual Meeting, stockholders will vote on matters summarized in this Proxy Statement. This Proxy Statement contains important information for you to consider when deciding how to vote.
Who is entitled to vote?
You may vote at the Annual Meeting, and any adjournment or postponement thereof, if you were a holder of record of our Common Stock at the close of business on December 5, 2019, the record date. On the record date, there were 157,843,763 shares of Common Stock outstanding. Each share of Common Stock represented at the Annual Meeting is entitled to one vote.
Who is soliciting my vote?
The Board is soliciting your proxy to vote your shares at the Annual Meeting. We made our proxy solicitation materials available to you on the Internet or, upon your request, we have delivered printed versions of these materials to you by mail, in connection with our solicitation of proxies.
What is included in the proxy materials?
The proxy materials for the Annual Meeting include the Notice of Internet Availability of Proxy Materials, this Proxy Statement and the Annual Report. If you requested printed versions by mail, these proxy materials also include the proxy card or voting instruction form for the Annual Meeting. These materials were first sent or made available to stockholders on or about December 12, 2019.
What proposals require my vote, what vote is required to approve each proposal, how will abstentions and broker non-votes be treated and how does the Board recommend I vote?

Voting Item	Voting Standard	Treatment of Abstentions & Broker Non-Votes	Board Recommendation
Elect Directors	Majority of votes cast	Not counted as votes cast and, therefore, no effect	FOR each director nominee
Approve executive compensation	Majority of votes cast	Not counted as votes cast and, therefore, no effect	FOR
Ratify Auditor	Majority of votes cast	N/A	FOR
Will any other business be conducted at the Annual Meeting?
Management is not aware of any items, other than those referred to in this Proxy Statement, that may properly come before the Annual Meeting.
How are proxies voted?
Shares represented by all valid proxies received on time will be voted as specified. If a valid proxy form is received and does not indicate specific choices, the shares will be voted in accordance with the Board’s recommendations. The Board has designated each of Scott Hall, Steven S. Heinrichs and Chason Carroll as proxies for the Annual Meeting.
2019 PROXY STATEMENT 51

QUESTIONS ABOUT VOTING AND THE ANNUAL MEETING
How may I vote?
If your shares are registered directly in your name with our transfer agent, you are a “registered stockholder.” Registered stockholders may vote by:
•Internet at the web address noted in the Notice of Internet Availability of Proxy Materials, proxy materials email or proxy card that you received (we encourage you to vote in this manner);
•Telephone through the number noted in the proxy card that you received (if you received a proxy card);
•Signing and dating your proxy card (if you received a proxy card) and mailing it to the indicated address; or
•Attending the Annual Meeting and voting in person.
If your shares are held in a bank or brokerage account, you are a “beneficial stockholder” and you should refer to the instructions provided by your bank, brokerage or other nominee regarding how to vote your shares.
If you plan to vote other than by attending the Annual Meeting and voting in person, your vote must be received by 1:00 A.M., Eastern Time on January 29, 2020.
How can I change my vote?
You can revoke a proxy prior to the completion of voting at the Annual Meeting by:
•Voting again using the Internet or by telephone prior to the Annual Meeting;
•Delivering a later-dated proxy card; or
•Voting in person at the meeting (if you are a beneficial stockholder).
What constitutes a quorum for the Annual Meeting?
The holders of a majority of the voting power of the outstanding shares of Common Stock at the close of business on the record date must be present, either in person or represented by proxy, to constitute a quorum necessary to conduct the Annual Meeting. Shares represented by proxies received but marked as abstentions or as withholding voting authority for any or all director nominees, and shares represented by proxies received but reflecting broker non-votes, will be counted as present at the Annual Meeting for purposes of establishing a quorum.
Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?
We are permitted by SEC rules to furnish proxy materials to stockholders by providing access to those documents on the Internet. Stockholders will not receive printed copies of the proxy materials unless they request them. The Notice provides instructions on how to access and review the Proxy Statement and the Annual Report over the Internet at www.proxyvote.com (for beneficial stockholders) and www.edocumentview.com/mwa (for registered stockholders), and how to submit a proxy over the Internet. If you would like to receive a paper or email copy of the proxy materials, please follow the instructions in the Notice.
What does it mean if I receive more than one Notice, proxy materials email or proxy card?
It means you have multiple accounts holding Common Stock with brokers and/or our transfer agent. You will need to vote separately with respect to each Notice, proxy materials email or proxy card you receive.
What do I need to do if I want to attend the Annual Meeting?
Attendance at the Annual Meeting is limited to our stockholders, members of their immediate families or their representatives. To gain admittance to the Annual Meeting, you may be required to show evidence that you were a holder of Common Stock on the record date. We reserve the right to limit the number of representatives who may attend the Annual Meeting.

52 MUELLER WATER PRODUCTS, INC.

QUESTIONS ABOUT VOTING AND THE ANNUAL MEETING
How are proxies solicited and what is the cost?
We bear all expenses incurred in connection with the solicitation of proxies. We have engaged Alliance Advisors LLC to assist with the solicitation of proxies for an estimated fee of $12,000, plus expenses. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial holders of Common Stock. Our directors, officers and employees also may solicit proxies in return for no additional compensation.
How can I submit my proposal for inclusion in next year’s proxy?
SEC rules permit stockholders to submit proposals for inclusion in our proxy statement if the stockholder and the proposal meet the requirements specified in Rule 14a-8 under the Exchange Act.
•When to submit? Any stockholder proposals submitted in accordance with Rule 14a-8 must be received at our principal executive offices no later than August 14, 2020.
•Where to submit? Proposals should be addressed to Corporate Secretary, Mueller Water Products, Inc., 1200 Abernathy Road, N.E., Suite 1200, Atlanta, Georgia 30328.
•What to submit? Proposals must conform to and include the information required by Rule 14a-8.
We encourage stockholders to contact our Corporate Secretary prior to submitting a stockholder proposal or any time they have concerns about us.
How can I present a proposal for consideration at next year’s annual meeting?
Our Bylaws provide that any stockholder proposal, including director nominations, that is not submitted for inclusion in next year’s proxy statement under Rule 14a-8, but is instead sought to be presented directly at next year’s annual meeting of stockholders must be delivered to our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date we commenced mailing these proxy materials.
•When to submit? Stockholder proposals submitted under these Bylaw provisions must be received no earlier than August 14, 2020 and no later than September 13, 2020.
•Where to submit? Proposals should be addressed to Corporate Secretary, Mueller Water Products, Inc., 1200 Abernathy Road, N.E., Suite 1200, Atlanta, Georgia 30328.
•What to submit? Proposals must include the information required by our Bylaws, which are available on our website. If the notice delivered to our Corporate Secretary does not contain all of the information specified in our Bylaws, the proposed business will not be transacted at the annual meeting.
By Order of the Board of Directors.
STEVEN S. HEINRICHS
Corporate Secretary
Atlanta, Georgia
December 12, 2019
2019 PROXY STATEMENT 53

GENERAL INFORMATION
Other Business for Presentation at the Annual Meeting
The Board and management do not intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, nor do they know of any business that other persons intend to present at the Annual Meeting. Should any other matter or business requiring a vote of stockholders arise, the persons named in the enclosed proxy intend to exercise the authority conferred by the proxy and vote the shares represented thereby in respect of any such other matter or business in accordance with their best judgment in the interest of Mueller Water Products, Inc.
Other Information
Consolidated financial statements for Mueller Water Products, Inc. are included in the 2019 Annual Report filed with the SEC, 100 F Street, N.E., Washington, D.C. 20549, and the New York Stock Exchange. A copy of the 2019 Annual Report (excluding exhibits) will be furnished, without charge, by writing to the Corporate Secretary, Mueller Water Products, Inc., 1200 Abernathy Road, N.E., Suite 1200, Atlanta, Georgia 30328. The 2019 Annual Report is also available on the SEC’s website at www.sec.gov or on our website at www.muellerwaterproducts.com.
54 MUELLER WATER PRODUCTS, INC.

GENERAL INFORMATION
EXHIBIT A - RECONCILIATION OF NON-GAAP PERFORMANCE MEASURES TO GAAP PERFORMANCE MEASURES

	2019
	GAAP	Reporting Adjustments	Adjusted Non-GAAP As Reported	Other Adjustments	Performance Evaluation Basis - Adjusted
	(in millions)
Cash Flow from Operations	$92.5	$—	$92.5	$35.4	$127.9

Net sales	$968.0	$—	$968.0	$(37.1)	$930.9

Operating income	$124.3	$20.7	$145.0	$(5.9)	$139.1

2019 PROXY STATEMENT 55

MUELLER
Mueller
Water
Products

MUELLER®

ECHOLOGICS®

HYDRO GATE®

HYDRO-GUARD®

HYMAX®

JONES®

KRAUSZ ®

MI.NET®

MILLIKEN®

PRATT®

PRATT INDUSTRIAL®

SINGER®

U.S. PIPE VALVE AND HYDRANT

Mueller Water Products, Inc.
1200 Abernathy Road, N.E., Suite 1200
Atlanta, GA 30328
www.muellerwaterproducts.com

©2019 Mueller Water Products, Inc.
Trademarks referred to herein are owned by Mueller International, LLC or other affiliates of Mueller Water Products, Inc.

MUELLER Mueller Water Products

VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online
Go to **www.envisionreports.com/MWA** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/MWA

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2020 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 – 3.

1. Election of Directors:

	For	Against	Abstain
01 - Shirley C. Franklin	☐	☐	☐
02 - Scott Hall	☐	☐	☐
03 - Thomas J. Hansen	☐	☐	☐
04 - Jerry W. Kolb	☐	☐	☐
05 - Mark J. O'Brien	☐	☐	☐
06 - Christine Ortiz	☐	☐	☐
07 - Bernard G. Rethore	☐	☐	☐
08 - Lydia W. Thomas	☐	☐	☐
09 - Michael T. Tokarz	☐	☐	☐
10 - Stephen C. Van Arsdell	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

035AQA

Important notice regarding the Internet availability of proxy materials for the 2020 Annual Meeting of Stockholders of Mueller Water Products, Inc. The Proxy Statement and the 2019 Annual Report are available at: www.envisionreports.com/MWA

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/MWA

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Mueller Water Products, Inc.

+

Notice of 2020 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — January 29, 2020

Scott Hall, Steven S. Heinrichs and Chason Carroll, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2020 Annual Meeting of Stockholders of Mueller Water Products, Inc. to be held on January 29, 2020 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

+

MUELLER Mueller Water Products

VOTE

Online

Go to **www.envisionreports.com/MWA** or scan the QR code — login details are located in the shaded bar below.

Stockholder Meeting Notice

Important Notice Regarding the Availability of Proxy Materials for the Mueller Water Products, Inc. Annual Meeting to be Held on January 29, 2020.

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to stockholders are available at:

www.envisionreports.com/MWA

Easy Online Access — View your proxy materials and vote.

Step 1: Go to **www.envisionreports.com/MWA**.
Step 2: Click on **Cast Your Vote or Request Materials**.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selections as instructed on each screen for your delivery preferences.
Step 5: Vote your shares.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed on the reverse side on or before January 17, 2020 to facilitate timely delivery.

2 N O T

035ASB

Stockholder Meeting Notice

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2-3:

1. Election of Directors:
   01 - Shirley C. Franklin
   02 - Scott Hall
   03 - Thomas J. Hansen
   04 - Jerry W. Kolb
   05 - Mark J. O'Brien
   06 - Christine Ortiz
   07 - Bernard G. Rethore
   08 - Lydia W. Thomas
   09 - Michael T. Tokarz
   10 - Stephen C. Van Arsdell
2. To approve, on an advisory basis, the compensation of the Company's named executive officers.
3. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2020.
4. To transact any other business properly brought before the Annual Meeting and any reconvened or rescheduled meeting following any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on December 5, 2019 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must go online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here's how to order a copy of the proxy materials and select delivery preferences:

Current and future delivery requests can be submitted using the options below.

If you request an email copy, you will receive an email with a link to the current meeting materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a copy of the proxy materials.

– **Internet** – Go to **www.envisionreports.com/MWA**. Click Cast Your Vote or Request Materials.

– **Phone** – Call us free of charge at 1-866-641-4276.

– **Email** – Send an email to investorvote@computershare.com with "Proxy Materials Mueller Water Products, Inc." in the subject line. Include your full name and address, plus the number located in the shaded bar on the reverse side, and state that you want a paper copy of the meeting materials.

To facilitate timely delivery, all requests for a paper copy of proxy materials must be received by January 17, 2020.